EXHIBIT 10.4

Elevance Health
EXECUTIVE AGREEMENT PLAN
(Amended and Restated as of March 1, 2024)

TABLE OF CONTENTS

ARTICLE 1 PURPOSE AND INTENT    1
1.1    Purpose and Intent    1
ARTICLE 2 ELIGIBILITY AND PARTICIPATION    1
2.1    Participation    1
2.2    Termination of Participation    1
ARTICLE 3 SEVERANCE BENEFITS    2
3.1    Eligible Separation from Service    2
3.2    Severance Pay    2
3.3    Other Benefits During Severance Period    4
3.4    Payment    6
3.5    Waiver and Release    6
3.6    Restrictive Covenants and Intellectual Property    7
3.7    Return of Consideration    7
3.8    Equitable Relief and Other Remedies    8
3.9    Survival of Provisions    9
3.10    Cooperation    9
ARTICLE 4 ADDITIONAL CHANGE IN CONTROL BENEFITS    9
4.1    Equity Vesting Upon Change in Control    9
4.2    Guaranteed Annual Bonus for Year of Change in Control    10
4.3    Equity Vesting Upon Termination Without Cause or for Good Reason (With Change in Control)    10
4.4    Pro-Rata Bonus Payment Upon Termination Without Cause or for Good Reason (With Change in Control)    11
4.5    Amount Based on Qualified and Supplemental 401(k) Match    12
4.6    Certain Taxes    12
ARTICLE 5 CLAIMS    12
5.1    Good Reason Determinations    12
5.2    Claims Procedure    13
5.3    Claim Review Procedure    13
ARTICLE 6 ADMINISTRATION    13
6.1    Committee    13
6.2    Committee Membership    14
6.3    Duties    14
6.4    Binding Authority    15
6.5    Indemnification    15
6.6    Information    15
ARTICLE 7 GENERAL PROVISIONS    15
7.1    No Property Interest    15
7.2    Other Rights    15
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7.3    Amendment or Termination    16
7.4    Successors    16
7.5    Severability    16
7.6    No Employment Rights    16
7.7    Transferability of Rights    16
7.8    Beneficiary    17
7.9    Company Action    17
7.10    Entire Document    17
7.11    Plan Year    17
7.12    Governing Law    17
ARTICLE 8 DEFINITIONS    18
8.1    Definitions    18
EXHIBIT A – EMPLOYMENT AGREEMENT
EXHIBIT B – WAIVER AND RELEASE
EXHIBIT C – RESTRICTIVE COVENANTS AND INTELLECTUAL PROPERTY

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Elevance Health
Executive Agreement Plan
(Amended and Restated as of March 1, 2024)

ARTICLE 1
PURPOSE AND INTENT

1.1 Purpose and Intent. Elevance Health, Inc., an Indiana corporation with its principal place of business in Indianapolis, Indiana (“Elevance Health”), maintains the Elevance Health Executive Agreement Plan (the “Plan”), most recently amended and restated effective June 28, 2022. The Plan is hereby amended and restated effective March 1, 2024. Words and phrases used with initial capitals in the Plan and not otherwise defined when first used are defined in Article 8.

The Plan is intended to provide certain key executive employees of Elevance Health and its subsidiaries and affiliates (collectively, the “Company”) compensation if they are involuntarily terminated with an Eligible Separation of Service, as that term is defined below, so as to attract and retain such employees and motivate them to enhance the value of the Company. The Plan is intended to be an unfunded welfare plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or, to the extent it is determined to be a pension plan subject to ERISA, an unfunded pension plan maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees. Participation in the Plan does not affect the at-will nature of the Participant’s employment with the Company.

ARTICLE 2
ELIGIBILITY AND PARTICIPATION

2.1    Participation. An Executive (as defined in Article 8) shall become a Participant
(“Participant”) upon mutual execution by the Executive and the Company of an agreement, substantially in the form attached as Exhibit A (“Employment Agreement”) within the time period stated below. Each such executed Employment Agreement shall form part of this Plan and is incorporated into this Plan by this reference. As soon as practicable after the date an individual becomes an Executive, the Committee or its delegate shall deliver a copy of the Plan to the Executive, advise the Executive of his or her eligibility, and offer him or her for a period of forty- five (45) days the opportunity to enter into an Employment Agreement. If an Executive does not enter into an Employment Agreement within such forty-five (45) day period, the Executive shall have no further opportunity to become a Participant in the Plan unless either the Chief Executive Officer or the Chief Human Resources Officer of the Company or his or her delegate, in his or her sole discretion, in writing, affords the Executive a new or extended opportunity to become a Participant in the Plan.

2.2    Termination of Participation. A Participant’s participation in the Plan shall automatically terminate, without notice to or consent of the Participant, upon the earliest to occur of the following events:

(a)    termination of the Participant’s employment with the Company for any reason that is not an Eligible Separation from Service as defined below;

(b)    the one-year anniversary of a written notice (pursuant to the terms of the Employment Agreement) of the termination of the Participant’s Employment Agreement.

ARTICLE 3
SEVERANCE BENEFITS

3.1    Eligible Separation from Service. Each Participant shall be entitled to Severance
Pay and other benefits under the Plan in the amount set forth in Sections 3.2 and 3.3 (and, if applicable, Sections 4.3, 4.4, and 4.5) (collectively, “Severance Benefits”) only if the Participant incurs an Eligible Separation from Service while a Participant. Entitlement to Severance Benefits is subject to the terms and conditions of this Plan, including the Participant’s compliance with Section 3.6 hereof and the Participant’s execution and delivery of a valid and unrevoked Waiver and Release Agreement as required by Section 3.5. For this purpose, an “Eligible Separation from Service” is:

(a)    a Separation from Service by reason of a termination of the Participant’s employment by the Company for any reason other than death, disability, Cause, or Transfer of Business; or

(b)    a Separation from Service by reason of a termination of the Participant’s employment by the Participant for Good Reason.

Severance Benefits shall be payable with respect to a Separation from Service only if the separation meets the above definition of Eligible Separation from Service. For avoidance of doubt, none of the following shall be an Eligible Separation from Service: (i) termination of the Participant’s employment upon death or disability, (ii) termination of the Participant’s employment by the Company for Cause or upon Transfer of Business, or (iii) any voluntary resignation that does not constitute a termination of the Participant’s employment for Good Reason.

3.2    Severance Pay.

(a)    The aggregate amount of severance pay (“Severance Pay”) to which a Participant who incurs an Eligible Separation from Service is entitled under the Plan shall be the product of the amount described in clause (i), multiplied by the applicable percentage described in clause (ii), with such product then reduced by the amount, if any, described in clause (iii), each as set forth below and taking into account clause (iv) below. Severance Pay shall be payable, as described in Section 3.4, over the applicable period (“Severance Period”) described in clause (iv) and specified in the table that follows. For the avoidance of doubt, Severance Pay is calculated and expressed in the aggregate and not as an annual amount.

(i)    If a Vice President, Senior Vice President, Executive Vice President, or Chief Executive Officer, the amount described in this clause is the sum of the Participant’s

Annual Base Salary and Annual Target Bonus; if an Other Key Executive, the amount described in this clause is only the Participant’s Annual Base Salary;

(ii)    The applicable percentage set forth in the table below, as determined under clause (iv) below, for the Participant’s employment classification at the time of the Eligible Separation from Service (but disregarding any adverse change in employment classification during an Imminent Change in Control Period or within thirty-six (36) months after a Change in Control).

(iii)    The amount described in this clause is the sum of: (A) any severance or similar amounts payable to the Participant pursuant to any national, state, or local law, regulation, or other governmental provision within or outside the United States, including but not limited to payments under the Federal Worker Adjustment and Retraining Notification Act (WARN); and (B) any termination, severance, or similar amounts payable to the Participant under any other termination or severance plan, policy, or program of the Company (including, for the avoidance of doubt, any individual agreement covering the Participant or corporate transaction agreement to which the Company is a party that provides for payment of such amounts to the Participant).

(iv)    In the event a Participant’s Eligible Separation from Service occurs outside an Imminent Change in Control Period and outside the thirty-six (36) month period following a Change in Control, the applicable percentage is the percentage set forth in column (A) below and the applicable Severance Period is the period set forth in column (B) below. In the event the Participant’s Eligible Separation from Service occurs either (I) within an Imminent Change in Control Period and the contemplated Change in Control occurs within one year of the Participant’s Eligible Separation from Service, or (II) within the thirty-six (36) month period following a Change in Control, then the applicable percentage is the percentage set forth in column (C) below and the applicable Severance Period is the period set forth in column (D) below.

	(A)	(B)	(C)	(D)
Position	Percentage (absent Change in Control)	Severance Period (absent Change in Control)	Percentage (Change in Control)	Severance Period (Change in Control)
Other Key Executive	100%	One year	100%	One year
Senior Vice President or Vice President	100%	One year	100%	One year
Executive Vice President [1] or Chief Executive Officer	200%	Two years	300%	Three years
Executive Vice President[2]	200%	Two years	200%	Two years

1Applies to an Executive who became a Participant before May 15, 2018, is classified as an Executive Vice President as of May 15, 2018, and remains an Executive Vice President until the time of an Eligible Separation from Service as provided in (ii) of Section 3.2(a).

2Applies to an Executive classified as an Executive Vice President at the time of an Eligible Separation from Service as provided in (ii) of Section 3.2(a) and who either (a) first became a Participant on or after May 15, 2018, or (b) is a Participant as of May 14, 2018, in another employment classification and his or her employment classification changes to Executive Vice President on or after May 15, 2018.

(b)    Example of Severance Pay calculation under Section 3.2(a): For an Executive Vice President who incurs an Eligible Separation from Service outside of a Change in Control period, Severance Pay is calculated as (Annual Base Salary + Annual Target Bonus) x 200% and, because the applicable Severance Period is two years, the result is divided by 24 months to determine the amount payable each month (or divided by 48 to determine a semi-monthly amount).

(c)    There shall be no duplication of severance benefits in any manner. For example, no Participant shall be entitled to Severance Pay hereunder for more than one position with the Company.

(d)    A Participant receiving Severance Pay shall not be obligated to secure new employment, but each Participant shall report promptly to the Company any actual employment obtained during the Severance Period. Severance Pay under the Plan shall not be subject to mitigation except: (i) as described in the reduction and nonduplication provisions of Sections 3.2(a)(iii) and 3.2(b); and (ii) under Section 3.3 with respect to eligibility for health benefits and life insurance coverage. Severance Pay shall be subject to Section 3.7 (“Return of Consideration”).

(e)    Severance Periods shall be measured from the date of the Eligible Separation from Service.

3.3    Other Benefits During Severance Period.

(a)    Severance Benefits for a Participant entitled to Severance Pay pursuant to Section 3.2 shall include the following additional benefits during the applicable Severance Period:

(i)    continued participation for him or her (and for his or her eligible dependents) in the Company’s health benefit plan on the same basis (other than payment of contributions) applicable to active employees from time to time; provided that the Participant and his or her eligible dependents assume the cost, on an after-tax basis, for such continued coverage, and further provided that this coverage shall terminate prior to the end of the Severance Period when the Participant (or his or her eligible dependents, as applicable) becomes entitled to health benefit plan coverage (whether or not comparable to plans of the Company) from any successor employer; and

(ii)    on or about January 31 of the year following the year in which the Separation from Service occurs and continuing on or about each January 31 until the year following the year in which the Participant’s health benefit plan coverage ceases pursuant to Section 3.3(a)(i), the Company will make a payment to the Participant equal to the amount the Participant paid during the immediately preceding calendar year for health benefit plan continuation coverage described in Section 3.3(a)(i) that exceeds the amount that the Participant would have paid if the Participant paid for such continued health benefit plan coverage on the same basis as applicable to active employees, provided that each such cash payment by the Company pursuant to this Section 3.3(a)(ii) shall be considered a separate payment and not one of a series of payments for purposes of Section 409A; and

(iii)    continued participation for him or her in the Company’s life insurance benefit plan on the same basis (including payment of contributions) as active employees from time to time (and subject to any applicable conversion rights); provided that this coverage shall terminate prior to the end of the Severance Period when the Participant (or his or her eligible dependents, as applicable) becomes entitled to life insurance benefit plan coverage (whether or not comparable to coverage of the Company) from any successor employer; and

(iv)    if the cash credits portion of the Directed Executive Compensation program is available to active employees at the Participant’s Executive level and the Executive was a Participant prior to June 1, 2018, the continuation of Directed Executive Compensation monthly cash payments, provided that each such cash payment by the Company pursuant to this Section 3.3(a)(iv) shall be considered a separate payment and not one of a series of payments for purposes of Section 409A; and

(v)    if the core credits portion of the Directed Executive Compensation program is available to active employees at the Participant’s Executive level and the Executive was a Participant prior to June 1, 2018, the Company shall reimburse the Participant’s expenses for eligible expenses during the Severance Period. Such reimbursement shall be made no later than the last day of the calendar year following the calendar year in which the Participant incurs the eligible expense. In no event will the amount of expenses so reimbursed by the Company in one year affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Each reimbursement of the Participant’s expenses pursuant to this Section 3.3(a)(v) shall be considered a separate payment and not one of a series of payments for purposes of Section 409A.

Neither Executive nor his or her dependents shall be eligible for continued participation in any disability income plan or travel accident insurance plan, or for active participation in any tax- qualified or nonqualified retirement plan of the Company during the Severance Period. Nothing herein shall be deemed to restrict the right of the Company to amend or terminate any plan in a manner generally applicable to active employees.

(b)    The period of continuation coverage to which the Participant is entitled (at the Participant’s sole expense and subject to timely election by the Participant and/or any eligible dependents) under Section 601 et seq. of ERISA (the “COBRA Continuation Period”) shall begin when coverage described in Section 3.3(a)(i) ends.

(c)    Eligible Participants shall be entitled to reasonable outplacement counseling with an outplacement firm of the Company’s selection in a form and manner determined by the Company, provided, however, that a Participant must conclude such services by December 31st of the second taxable year following the Participant’s Separation from Service or such earlier date established by the Company. The Company shall reimburse the Participant for such expenses or pay the outplacement firm as the case may be, no later than December 31st of the third taxable year following the Participant’s Separation from Service.

3.4    Payment. Severance Pay (including payments pursuant to Section 4.5, if applicable) and payments provided under Section 3.3(a)(ii), if any, shall commence to be paid as soon as practicable after the 45th day after the Eligible Separation from Service and shall be paid in substantially equal monthly payments (or more frequent periodic installments corresponding to the Company’s normal payroll practices for Executive employees) over the Severance Period. Each such payment shall be considered a separate payment and not part of a series of installments for purposes of the short-term deferral rules under Treasury Regulation Section 1.409A-1(b)(4)(i), and the exemption for involuntary terminations under separation pay plans under Treasury Regulation Section 1.409A-1(b)(9)(iii). As a result, the following payments are exempt from the requirements of Section 409A of the Code:

(a)    Payments that are made on or before the 15th day of the third month of the calendar year following the year of the Eligible Separation from Service, and

(b)    Any additional payments that are made on or before the last day of the second calendar year following the year of the Executive’s Eligible Separation from Service and that do not exceed the lesser of two times:

(i)    The Executive’s annualized compensation based upon the annual rate of pay for services provided to the Company for the Executive’s taxable year that precedes the taxable year in which the Eligible Separation from Service occurs (adjusted for any increase during that year that was expected to continue indefinitely if the Executive had not incurred a Separation from Service); or

(ii)    the limit under Section 401(a)(17) of the Code then in effect.

Notwithstanding the foregoing, in the event Severance Pay is paid to an Executive who is a Key Employee during the taxable year in which the Separation from Service occurs, to the extent the payments to be made during the first six month period following the Executive’s Eligible Separation from Service exceed the amounts exempt from Section 409A of the Code under Sections 3.4(a) and 3.4(b) above, the excess amount shall be withheld and will be instead paid on the first day of the seventh month following the Executive’s Eligible Separation from Service. Any withheld amount shall include interest thereon, from the date that they would have been paid absent such delay through the date of payment, at 120% of the applicable six-month short-term federal rate, determined under Section 1274(d) of the Code (the “AFR”).

3.5    Waiver and Release. In order to receive benefits under the Plan, a Participant must execute and deliver to the Company a valid Waiver and Release Agreement within thirty (30) days of his or her date of Separation from Service, in a form tendered by the Company, which shall be substantially in the form of the Waiver and Release Agreement attached hereto as Exhibit B, with any changes thereto approved by the Company’s counsel prior to execution. No benefits shall be paid under the Plan until the Participant has executed and returned his or her Waiver and Release Agreement and the period within which a Participant may revoke his or her Waiver and Release Agreement has expired without revocation. A Participant may revoke his or her signed Waiver and Release Agreement within seven (7) days (or such other period provided by law) after signing the Waiver and Release Agreement. Any such revocation must be made in writing and must be received by the Company within such seven (7) day (or such other) period. A Participant who does not submit a signed Waiver and Release Agreement to the Company within thirty (30) days of his or her Separation from Service shall not be eligible to receive any Severance Benefits under the Plan. A Participant who timely revokes his or her Waiver and Release Agreement shall not be eligible to receive any Severance Benefits under the Plan.

3.6    Restrictive Covenants and Intellectual Property. Without limiting his or her other duties and obligations hereunder, each Participant agrees, as a condition of participation in this Plan, to comply with the following:

(a)    Before Acceptance of an Equity Award. If the Participant has not yet accepted an Equity Award (as defined in Article 8) when the Participant signs an Employment Agreement to become a Participant in this Plan, the Participant agrees to comply with the restrictive covenants and intellectual property obligations set forth in Exhibit C of this Plan, to the extent applicable to the Participant under the terms of Exhibit C.

(b)    Upon and After Acceptance of an Equity Award. The Participant agrees that, upon accepting an Equity Award (whether before or after signing an Employment Agreement to become a Participant in this Plan), the Participant becomes bound by restrictive covenant(s) and intellectual property obligations as applicable to the Participant under the terms of the Equity Award agreement. The Participant further agrees that such covenant(s) and obligations are deemed to be incorporated herein by reference immediately upon Participant’s acceptance of each Equity Award throughout the Participant’s participation in this Plan and shall thereupon supersede the restrictive covenants and intellectual property obligations set forth in Exhibit C or any previously granted Equity Award. The Participant expressly acknowledges and agrees that compliance with the restrictive covenants and intellectual property obligations in his or her most recently accepted Equity Award containing such provisions becomes, upon acceptance of the Equity Award, a condition of entitlement to Severance Benefits under this Plan, without regard to the Plan amendment and notice provisions in Section 7.3 of this Plan.

A Participant’s compliance with or violation of this Section 3.6 shall be determined by the Company (and not by the Committee or any other party acting as a fiduciary of this Plan).

3.7    Return of Consideration.

(a)    If at any time a Participant breaches any provision of Section 3.6 or Section 3.10, the Company shall cease to provide any further Severance Pay or other benefits under the Plan and the Participant shall repay to the Company all Severance Pay and other benefits previously received under the Plan. Any amount subject to potential repayment pursuant to this Section 3.7 shall be held by the Participant in constructive trust for the benefit of the Company and shall, upon written notice from the Company, within 10 days of such notice, be paid by the Participant to the Company. The return of consideration under this Section 3.7 is meant to reimburse the Company for some of the harm caused by Participant’s wrongful conduct; however, it is not a full measure of the damage caused by Participant’s conduct and does not preclude the Company from seeking the recovery of any and all damages caused by Participant or from seeking injunctive relief, including relief provided under any other plan or agreement (including, but not limited to, Equity Award agreements).

(b)    The amount to be repaid pursuant to this Section 3.7 shall be determined on a gross basis, without reduction for any taxes incurred. The Company shall have the right to offset such amount against any amounts otherwise owed to the Participant by the Company (whether as wages, vacation pay, or pursuant to any benefit plan or other compensatory arrangement other than any amount pursuant to any nonqualified deferred compensation plan under Section 409A of the Code).

3.8    Equitable Relief and Other Remedies. As a condition of participation in this Plan:

(a)    The Participant acknowledges that each provision of Section 3.6 and 3.7 of the Plan
(i) is reasonable and necessary to preserve the legitimate business interests of the Company, its present and potential business activities, and the economic benefits derived therefrom; (ii) will not prevent him or her from earning a livelihood in the Participant’s chosen business; and (iii) is not an undue restraint on the trade of the Participant or any of the public interests that may be involved.

(b)    The Participant agrees that, in the event of the Participant’s breach of Section 3.6 or 3.10, the Company will be damaged beyond the amounts otherwise to be provided under this Plan and the Employment Agreement, and the amount of such damage may be difficult to measure. The Participant agrees that if the Participant commits or threatens to commit a breach of any of the covenants and agreements applicable to Participant under Sections 3.6 or 3.10, then, to the extent permitted by applicable law, the Company shall have the right to seek and obtain all appropriate injunctive and other equitable remedies, without posting bond therefor, except as required by law, in addition to any other rights and remedies that may be available at law or under this Plan, it being acknowledged and agreed that any such breach would cause irreparable injury to the Company and that money damages alone would not provide an adequate remedy.

(c)    The parties agree that any covenants contained or incorporated herein are severable. The parties further agree that the Company’s rights under Section 3.7 should be enforced to the fullest extent permitted by law irrespective of whether the Company seeks equitable relief in addition to relief provided therein or if a court or arbitrator deems equitable relief to be inappropriate.

(d)    EACH PARTY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS PLAN (INCLUDING THE EMPLOYMENT AGREEMENT AND INCLUDING ANY COVENANTS CONTAINED OR INCORPORATED HEREIN).

(e)    In the event of a breach of Participant’s obligations under Section 3.6 or 3.10, the prevailing party shall be entitled to the recovery of its reasonable attorneys’ fees and expenses (including not only costs of court, but also expert fees, travel expenses, and other expenses incurred), and any other legal or equitable relief allowed by law.

3.9    Survival of Provisions. The obligations contained in Sections 3.6, 3.7, 3.8 and Section 3.10 shall survive the cessation of the Participant’s employment with the Company, regardless of the Participant’s entitlement to Severance Pay and other benefits hereunder or under the Employment Agreement and shall be fully enforceable thereafter.

3.10    Cooperation. Upon the receipt of reasonable notice from the Company (including from outside counsel to the Company), the Participant agrees that while employed by the Company and for two years (or, if longer, for so long as any claim referred to in this Section remains pending) after the termination of Participant’s employment for any reason, the Participant will respond and provide information with regard to matters in which the Participant has knowledge as a result of the Participant’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Participant’s employment with the Company (or any predecessor); provided, that with respect to periods after the termination of the Participant’s employment, the Company shall reimburse the Participant for any out-of-pocket expenses incurred in providing such assistance and if the Participant is required to provide more than ten (10) hours of assistance per week after his termination of employment then the Company shall pay the Participant a reasonable amount of money for his services at a rate agreed to between the Company and the Participant; and provided further that after the Participant’s termination of employment with the Company such assistance shall not unreasonably interfere with the Participant’s business or personal obligations. The Participant agrees to promptly inform the Company if the Participant becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company or its affiliates. The Participant also agrees to promptly inform the Company (to the extent the Participant is legally permitted to do so) if the Participant is asked to assist in any investigation of the Company or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation and shall not do so unless legally required. Provided, however, the Participant is not required to inform the Company of any investigation by a governmental agency or entity resulting from the reporting of possible violations of federal securities law or regulation to any governmental agency or entity, and the Participant may participate in such investigation, without informing the Company.

ARTICLE 4

ADDITIONAL CHANGE IN CONTROL BENEFITS

4.1    Equity Vesting Upon Change in Control.

(a)    If the conditions of Section 4.1(b) are satisfied, then as of the date of the Change in Control, all Options and SARs of a Participant shall become fully and immediately exercisable, all Restricted Stock shall become fully vested and nonforfeitable and forthwith delivered to a Participant if not previously delivered, and there shall be paid out in cash to the Participant within 30 days following the effective date of the Change in Control the value of the Performance Shares to which the Participant would have been entitled if performance achieved 100% of the target performance goals established for such Performance Shares.

(b)    Both of the following conditions must be satisfied in order for Section 4.1(a) to apply:
(i)    A Change in Control must occur, and

(ii)    on or prior to such Change in Control either Elevance Health has not confirmed the continuation of the following awards without economic change, or the successor to Elevance Health in such Change in Control has not, on or prior to such Change in Control, assumed and continued the following awards without economic change:

(A)    any and all outstanding options (“Options”) to purchase Common Stock (or stock that has been converted into Common Stock),

(B)    any and all stock appreciation rights (“SARs”) based on appreciation in the value of Common Stock,

(C)    any and all restricted Common Stock (or deferred rights thereto, including restricted stock units), regardless of whether such restrictions are scheduled to lapse based on service or performance or both (“Restricted Stock”), and

(D)    any outstanding awards providing for the payment of a variable number of shares of Common Stock dependent on the achievement of performance goals, or of an amount based on the fair market value of such shares or the appreciation thereof (“Performance Shares”), in each case, awarded to a Participant under any Plan, contract or arrangement for Options, SARs, Restricted Stock, or Performance Shares.

4.2    Guaranteed Annual Bonus for Year of Change in Control. This Section 4.2 does not apply to Participants who are classified as Other Key Executives. If a Change in Control occurs, each Participant’s annual bonus for the fiscal year in which the Change in Control occurs shall be in an amount (“Guaranteed Amount”) equal to the greater of (a) the Participant’s Target Bonus for such fiscal year, or (b) the bonus that is determined in the ordinary course under each annual bonus or short-term incentive plan (as determined by the Committee in its sole discretion) (a “Bonus Plan”) covering the Participant for the fiscal year in which the Change in Control occurs. The Guaranteed Amount shall be paid in a lump sum at the normal time for the payment of a bonus under the applicable Bonus Plan.

4.3    Equity Vesting Upon Termination Without Cause or for Good Reason (With Change in Control). This Section 4.3 does not apply to Participants who are classified as Other Key Executives.

(a)    If the conditions of Section 4.3(b) are satisfied, then as of the date of the Participant’s Eligible Separation from Service (i) all Pre-Change (as defined below) Options and Pre-Change SARs of such Participant shall become fully and immediately exercisable, (ii) all Pre- Change Restricted Stock shall become fully vested and nonforfeitable and forthwith delivered to the Participant if not previously delivered, and (iii) there shall be paid out in cash to the Participant within 45 days following the Separation from Service the value of the Pre-Change Performance Shares to which the Participant would have been entitled if performance achieved 100% of the target performance goals established for such Performance Shares.

(b)    Both of the following conditions must be satisfied in order for Section 4.3(a) to apply:

(i)    the Participant must have had a Separation from Service within the thirty- six (36) month period following a Change in Control by reason of (A) a termination of the Participant’s employment by the Company other than for Cause, death, or disability, or (B) a termination of the Participant’s employment by the Participant for Good Reason; and

(ii)    the Participant must have executed and delivered a valid Waiver and Release Agreement as required by Section 3.5, and the period for revoking such Waiver and Release Agreement must have elapsed.

(c)    For purposes of this Section 4.3 a “Pre-Change” Option, SAR, Restricted Stock, or
Performance Share means (i) an award of an Option, SAR, Restricted Stock or Performance Share which was outstanding on both the date of the Change in Control and the date of the Eligible Separation from Service, and (ii) an award of an Option, SAR, Restricted Stock or Performance Share assumed and continued by a successor to Elevance Health in such Change in Control without economic change.

4.4    Pro-Rata Bonus Payment Upon Termination Without Cause or for Good Reason (With Change in Control). This Section 4.4 does not apply to Participants who are classified as Other Key Executives.

(a)    If the conditions of Section 4.4(b) are satisfied, then for the fiscal year in which the Participant’s Eligible Separation from Service occurs, the Participant shall be entitled to a pro-rata bonus (the “Pro-Rata Bonus”) equal to the product of the applicable amount described in (i), multiplied by the fraction determined in (ii):

(i)    the applicable amount is the Guaranteed Amount described in Section 4.2 for the fiscal year in which the Eligible Separation from Service occurs, and

(ii)    a fraction, the numerator of which is the number of days in such fiscal year before the date of the Eligible Separation from Service, and the denominator of which is the total number of days in such fiscal year.

The Pro-Rata Bonus shall be paid in a lump sum at the normal time for payment of a bonus under the applicable Bonus Plan.

(b)    Both of the following conditions must be satisfied in order for Section 4.4(a) to apply:
(i)    the Participant must have had an Eligible Separation from Service within the thirty-six (36) month period following a Change in Control by reason of (A) a termination of the Participant’s employment by the Company other than for Cause, death, or disability, or (B) a termination of the Participant’s employment by the Participant for Good Reason; and

(ii)    the Participant must have executed and delivered a valid Waiver and Release Agreement as required by Section 3.5, and the period for revoking such Waiver and Release Agreement must have elapsed.

4.5    Amount Based on Qualified and Supplemental 401(k) Match. This Section 4.5
does not apply to Participants who are classified as Other Key Executives. If the conditions of Section 4.4(b) are satisfied, Severance Pay pursuant to Section 3.2 shall be increased by an amount equal to the value of employer matching contributions to the Participant’s qualified and supplemental 401(k) accounts, as if Severance Pay had been considered eligible earnings in those programs. This amount is equal to the product of:

(a)    Severance Pay, multiplied by

(b)    the maximum matching contribution percentage applicable to the Participant under the Company’s 401(k) plan.

4.6    Certain Taxes. If it is determined that any benefit received or deemed received by the Participant from the Company pursuant to this Plan or otherwise (collectively, “Payments”) is or will become subject to any excise tax under Section 4999 of the Code or any similar tax payable under any United States federal, state, local or other law, but not including any tax payable under Section 409A of the Code (such excise tax and all such similar taxes collectively, “Excise Taxes”), then the Participant shall receive in respect of such Payments whichever of (a) or (b) below would result in the Participant retaining, after application of all applicable income taxes, Excise Taxes, and other taxes (“All Applicable Taxes”), the greater after-tax amount (the “After-Tax Benefit”); where:

(a)    is the Payments; and

(b)    is a reduced amount of Payments sufficient to avoid the imposition of Excise Taxes.

ARTICLE 5

CLAIMS

5.1    Good Reason Determinations. Any Participant who believes he or she has a right to resign for Good Reason may apply to the Committee for written confirmation that an event constituting Good Reason has occurred with respect to such Participant. The Committee shall confirm or deny in writing that Good Reason exists within 21 days following receipt of any such application. Any confirmation of Good Reason by the Committee shall be binding on the Company. For purposes of this Section 5.1, reference to the Committee includes the Committee’s delegate.

5.2    Claims Procedure. If any Participant has (a) a claim for benefits under the Plan (including the Employment Agreement), (b) a claim for clarification of his or her rights under the Plan (including the Employment Agreement), to the extent not provided for in Section 5.1, or (c) a claim for breach by the Company of its obligations under Plan (including the Employment Agreement), then the Participant (or his or her designee) (a “Claimant”) may file with the Committee a written claim setting forth the amount and nature of the claim, supporting facts, and the Claimant’s address. A claim shall be filed within six (6) months of (i) the date on which the claim first arises or (ii) if later, the earliest date on which the Participant knows or should know of the facts giving rise to a claim. The Committee shall notify the Claimant of its decision in writing (including via email) within 60 days after its receipt of a claim, unless otherwise agreed by the Claimant. In special circumstances the Committee may extend for a further 60 days the deadline for its decision, provided the Committee notifies the Claimant of the need for the extension within 60 days after its receipt of a claim. If a claim is denied, the written notice of denial shall set forth the reasons for such denial, refer to pertinent provisions of the Plan or Employment Agreement on which the denial is based, describe any additional material or information necessary for the Claimant to realize the claim, and explain the claim review procedure under the Plan.

5.3    Claim Review Procedure. A Claimant whose claim has been denied (or such Claimant’s duly authorized representative) may file, within 60 days after notice of such denial is received by the Claimant, a written request for review of such claim by the Committee. If a request is so filed, the Committee shall review the claim and notify the Claimant in writing of its decision within 45 days after receipt of such request, unless otherwise agreed by the Claimant. In special circumstances, the Committee may extend for up to 45 additional days the deadline for its decision, provided the Committee notifies the Claimant of the need for the extension within 45 days after its receipt of the request for review. The notice of the final decision of the Committee shall include the reasons for its decision and specific references to the provisions of the Plan or Employment Agreement on which the decision is based. The decision of the Committee shall be final and binding on all parties.

ARTICLE 6

ADMINISTRATION

6.1    Committee. The Chief Human Resources Officer of Elevance Health (“CHRO”)
shall appoint not less than three (3) members of a committee, to serve at the pleasure of the CHRO to administer this Plan. Members of the Committee may but need not be employees of the Company and may but need not be Participants in the Plan. A member of the Committee who is a Participant shall not vote or act upon any matter which relates solely to such member as a Participant, and a member of the Committee shall not vote or act upon any matter that relates solely to a Participant who is the direct manager or a direct report of the Committee member. All decisions of the Committee shall be by a vote or written evidence of intention of the majority of its members and all decisions of the Committee shall be final and binding.

6.2    Committee Membership. Any member of the Committee may resign at any time by giving thirty days’ advance written notice to the CHRO and to the remaining members (if any) of the Committee. A member of the Committee who at the time of his or her appointment to the Committee was an employee or director of the Company, and who for any reason becomes neither an employee nor director of the Company, shall cease to be a member of the Committee effective on the date he or she is neither an employee nor a director of the Company unless the CHRO affirmatively continues his or her appointment as a member of the Committee. If there is any vacancy in the membership of the Committee, the remaining members shall constitute the full Committee. The CHRO may fill any vacancy in the membership of the Committee, or enlarge the Committee, by giving written notice of appointment to the person so appointed and to the other members (if any) of the Committee, effective as stated in such written notice. However, the CHRO shall not be required to fill any vacancy in the membership of the Committee if there remain at least three members of the Committee. Any notice required by this Section may be waived by the person entitled thereto.

6.3    Duties. The Committee shall have the power and duty in its sole and absolute discretion to do all things necessary or convenient to effect the intent and purposes of the Plan, whether or not such powers and duties are specifically set forth herein, and, by way of amplification and not limitation of the foregoing, the Committee shall have the power in its sole and absolute discretion to:

(a)    provide rules for the management, operation, and administration of the Plan, and, from time to time, amend or supplement such rules;

(b)    construe the Plan in its sole and absolute discretion to the fullest extent permitted by law, which construction shall be final and binding;

(c)    correct any defect, supply any omission, or reconcile any inconsistency in the Plan in such manner and to such extent as it shall deem appropriate in its sole discretion to carry the same into effect;

(d)    make determinations relevant to a Participant’s eligibility for benefits under the Plan, including but not limited to determinations as to Eligible Separation from Service, Cause (except as otherwise provided in Section 8.1.3), Good Reason, and Transfer of Business;

(e)    enforce the Plan in accordance with its terms and the Committee’s construction of the Plan as provided in subsection (b) above;

(f)    delegate any of its powers to any individual(s) it authorizes in writing; and

(g)    do all other acts and things necessary or proper in its judgment to carry out the purposes of the Plan in accordance with its terms and intent.

Notwithstanding the foregoing, the Committee shall not have the authority to resolve a matter that relates solely to the rights or benefits of one or more executive officers (and not to all participants generally), which authority shall be reserved exclusively to the Compensation and Talent Committee of the Board of Directors.

6.4    Binding Authority. The decisions of the Committee or its duly authorized delegate within the powers conferred by the Plan shall be final and conclusive for all purposes of the Plan and shall not be subject to any appeal or review other than pursuant to Sections 5.2 and 5.3.

6.5    Indemnification. The Company shall indemnify and hold harmless each member of the Committee, any delegate of the Committee in the performance of functions delegated by the Committee, and each other officer or employee of the Company acting on behalf of the Committee or the Company with respect to this Plan, against any and all expenses and liabilities arising out of his or her own membership on the Committee, service as Plan Administrator, or other actions respecting this Plan on behalf of the Company, except for expenses and liabilities arising out of such person’s gross negligence or willful misconduct. A person indemnified under this Section who seeks indemnification hereunder (“Indemnitee”) shall tender to the Company a request that the Company defend any claim with respect to which the Indemnitee seeks indemnification under this Section and shall fully cooperate with the Company in the defense of such claim. If the Company shall fail to timely assume the defense of such claim, then the Indemnitee may control the defense of such claim. However, no settlement of any claim otherwise indemnified under this Section shall be subject to indemnity hereunder unless the Company consents in writing to such settlement.

6.6    Information. The Company and each Participant shall furnish to the Committee in writing all information the Committee may deem appropriate for the exercise of its powers and duties in the administration of the Plan. Such information may include, but shall not be limited to, the names of all Participants, their earnings and their dates of birth, employment, retirement, or death. Such information shall be conclusive for all purposes of the Plan, and the Committee shall be entitled to rely thereon without any investigation thereof.

ARTICLE 7

GENERAL PROVISIONS

7.1    No Property Interest. The Plan is unfunded. Severance Pay shall be paid exclusively from the general assets of the Company and any liability of the Company to any person with respect to benefits payable under the Plan shall give rise solely to a claim as an unsecured creditor against the general assets of the Company. Any Participant who may have or claim any interest in or right to any compensation, payment or benefit payable hereunder, shall rely solely upon the unsecured promise of the Company for the payment thereof, and nothing herein contained shall be construed to give to or vest in the Participant or any other person now or at any time in the future, any right, title, interest or claim in or to any specific asset, fund, reserve, account, insurance or annuity policy or contract, or other property of any kind whatsoever owned by the Company, or in which the Company may have any right, title or interest now or at any time in the future.

7.2    Other Rights. Except as specifically provided herein, the Plan shall not affect or impair the rights or obligations of the Company or a Participant under any other written plan, contract, arrangement, or pension, profit sharing or other compensation plan. Participation in the Plan is voluntary, and no Executive shall be required to enter into an Employment Agreement.

7.3    Amendment or Termination. The Plan, including but not limited to any provision of the Plan incorporated by reference into an Employment Agreement, may be amended, modified, suspended, or terminated unilaterally by Elevance Health at any time; provided, however, that no such amendment, modification, suspension, or termination shall adversely affect the rights to which a Participant would be entitled under his or her Employment Agreement if the Participant incurred a Separation from Service immediately prior to the amendment or termination unless: (a) the affected Participant approves such amendment in writing, (b) the amendment is effective no earlier than one (1) year after the Participant has received written notice of the amendment, or (c) the amendment is required (as determined by the Committee) by law (including any provision of the Code) whether such requirement impacts the Company or any Participant. The proviso in the first sentence shall not apply to provisions incorporated by reference pursuant to Section 3.6. An amendment of the Plan (including any Employment Agreement) that (i) does not adversely affect the rights to which a Participant would be entitled under the Plan or Employment Agreement, or (ii) is required by law (as described above), may be approved by the CHRO. No amendment or termination of the Plan shall accelerate (or defer) the time of any payment under the Plan that is “deferred compensation” subject to Section 409A of the Code if such acceleration (or deferral) would subject such deferred compensation to additional tax or penalties under Section 409A.

7.4    Successors. All obligations of Elevance Health under the Plan shall be binding on any successor to Elevance Health, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of Elevance Health, and any such successor shall be required to perform the obligations of Elevance Health under the Plan in the same manner and to the same extent that Elevance Health would be required to perform such obligations if no such succession had taken place.

7.5    Severability. If any term or condition of the Plan shall be invalid or unenforceable to any extent or in any application, then the remainder of the Plan, with the exception of such invalid or unenforceable provision, shall not be affected thereby and shall continue in effect and application to its fullest extent. If, however, the Committee determines in its sole discretion that any term or condition of the Plan (including any Employment Agreement) which is invalid or unenforceable is material to the interests of the Company, the Committee may declare the Plan (including any Employment Agreement) null and void in its entirety or may declare any affected Employment Agreement null and void in its entirety.

7.6    No Employment Rights. Neither the establishment of the Plan, any provisions of the Plan, nor any action of the Committee shall be held or construed to confer upon any employee the right to a continuation of employment by the Company. Subject to any benefits that may be due under the terms of the Plan (including the Employment Agreement), the Company reserves the right to dismiss any employee, or otherwise deal with any employee to the same extent as though the Plan had not been adopted.

7.7    Transferability of Rights. The Company shall have the right to transfer all of its rights and obligations under the Plan (including an Employment Agreement) with respect to one or more Participants to any purchaser of all or any part of the Company’s business in a Transfer of Business or otherwise without the consent of any Participant. No Participant or spouse of a

Participant shall have any right to commute, encumber, transfer, or otherwise dispose of or alienate any present or future right or expectancy which the Participant or such spouse may have at any time to receive payments of benefits hereunder, which benefits, and the right thereto, are expressly declared to be non-assignable and nontransferable, except to the extent required by law. Any attempt to transfer or assign a benefit, or any rights granted hereunder, by a Participant or the spouse of a Participant shall, in the sole discretion of the Committee (after consideration of such facts as it deems pertinent), be grounds for terminating any rights of the Participant or his or her spouse to any portion of the Plan benefits not previously paid.

7.8    Beneficiary. Any payment due under this Plan after the death of the Participant shall be paid to the Participant’s beneficiary under the Company’s group term life insurance benefit. If and to the extent Section 409A permits acceleration of payments of deferred compensation upon death, the Committee in its sole discretion may accelerate and pay in a lump sum, discounted at a rate approved by the payee, any Severance Pay payable after the death of a Participant.

7.9    Company Action. Any action required or permitted of Elevance Health (or the Company) under this Plan shall be duly and properly taken if taken by the Compensation and Talent Committee of the Board of Directors, or by any officer of Elevance Health to which the Compensation Committee has delegated (generally or specifically) and not withdrawn the right or power to take such action.

7.10    Entire Document. The Plan (including applicable Employment Agreements), as amended and restated herein and including all exhibits hereto and documents incorporated by reference herein, supersedes all prior versions of the Plan, any contradictory provisions of an employment agreement entered into between the Company and any Participant pursuant to a prior version of the Plan, and any and all prior practices, understandings, agreements, descriptions, and non-written arrangements respecting severance, except for written employment or severance contracts signed by the Company with individuals other than Participants. Notwithstanding the foregoing and for the avoidance of doubt, this Plan makes reference to certain compensation elements that may be subject to the Elevance Health, Inc. Incentive Compensation Recoupment Policy, as amended from time to time (the “Policy”); nothing in this Plan is intended to affect, or shall be construed as affecting, the Policy’s application to any Participant.

7.11    Plan Year. The fiscal records of the Plan shall be kept on the basis of a plan year, which is the calendar year.

7.12    Governing Law. This is an employee benefit plan subject to ERISA and shall be governed by and construed in accordance with ERISA and, to the extent applicable and not preempted by ERISA, the law of the State of Indiana applicable to contracts made and to be performed entirely within that State, without regard to its conflict of law principles.

ARTICLE 8

DEFINITIONS

8.1    Definitions.    The following words and phrases as used herein shall have the following meanings, unless a different meaning is required by the context:

8.1.1    “Annual Base Salary” means the highest annualized rate of regular salary in effect for the Participant (a) during the one-year period before Separation from Service or, if higher, (b) during the period commencing one year prior to a Change in Control and ending upon Separation from Service.

8.1.2    “Board of Directors” means the Board of Directors of Elevance Health.

8.1.3    “Cause”, unless otherwise defined for purposes of termination of employment in a written employment agreement between the Company and the Participant, shall mean any act or failure to act on the part of the Participant which constitutes:

(i)    fraud, embezzlement, theft, or dishonesty against the Company;

(ii)    material violation of law in connection with or in the course of the Participant’s duties or employment with the Company;

(iii)    commission of any felony

(iv)    violation of Section 3.6 of the Plan, as determined by the Company (and not by the Committee or any other party acting as an ERISA fiduciary);

(v)    any other material breach of the Employment Agreement;

(vi)    material breach of any written employment policy of the Company;

(vii)    conduct which tends to bring the Company into substantial public disgrace or disrepute; or

(viii)    a material violation of the Company’s Standards of Ethical Business Conduct;

provided, however, that with respect to a termination of employment during an Imminent Change in Control Period or within the thirty-six (36) month period after a Change in Control, clauses (f) and (h) shall apply only if such material breach or violation is grounds for immediate termination under the terms of such written employment policy or standards, and clauses (d), (e), and (g) shall apply only if such violation, breach, or conduct is willful.

8.1.4    “Change in Control” means the first to occur of the following events with respect to Elevance Health:

(a)    any person (as such term is used in Rule 13d-5 of the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934 (the “Exchange Act”) or group (as such term is defined in Section 13(d) of the Exchange Act), other than a subsidiary of Elevance Health or any employee benefit plan (or any related trust) of the Company, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 20% or more of the common stock of Elevance Health (“Common Stock”) or of other voting securities representing 20% or more of the combined voting power of all voting securities of Elevance Health; provided, however, that (i) no Change in Control shall be deemed to have occurred solely by reason of any such acquisition by a corporation with respect to which, after such acquisition, more than 80% of both the common stock of such corporation and the combined voting power of the voting securities of such corporation are then beneficially owned, directly or indirectly, by the persons who were the Beneficial Owners of the Common Stock and other voting securities of Elevance Health immediately before such acquisition, in substantially the same proportion as their ownership of the Common Stock and other voting securities of Elevance Health immediately before such acquisition; (ii) if any person or group owns 20% or more but less than 30% of the combined voting power of the Common Stock and other voting securities of Elevance Health and such person or group has a “No Change in Control Agreement” (as defined below) with the Company, no Change in Control shall be deemed to have occurred solely by reason of such ownership for so long as the No Change in Control Agreement remains in effect and such person or group is not in violation of the No Change in Control Agreement; and (iii) once a Change in Control occurs under this subsection (a), the occurrence of the next Change in Control (if any) under this subsection (a) shall be determined by reference to a person or group other than the person or group whose acquisition of Beneficial Ownership created such prior Change in Control unless the original person or group has in the meantime ceased to own 20% or more of the Common Stock of Elevance Health or other voting securities representing 20% or more of the combined voting power of all voting securities of Elevance Health; or

(b)    within any period of thirty-six (36) or fewer consecutive months individuals who, as of the first day of such period were members of the Board of Directors of Elevance Health (the “Incumbent Directors”) cease for any reason to constitute at least 75% of the members of the Board; provided, however, that (i) any individual who becomes a Member of the Board of Directors after the first day of such period whose nomination for election to the Board was approved by a vote or written consent of at least 75% of the Members of the Board of Directors who are then Incumbent Directors shall be considered an Incumbent Director, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in Rule 14a-11 of the SEC under the Exchange Act) or an Imminent Change in Control or other transaction described in subsection (a) above or (c) below; and (ii) once a Change in Control occurs under this subsection (b), the occurrence of the next Change in Control (if any) under this subsection (b)    shall be determined by reference to a period of thirty-six- (36) or fewer consecutive months beginning not earlier than the date immediately after the date of such prior Change in Control; or

(c)    closing of a transaction that is any of the following:

(i)    merger, reorganization or consolidation of Elevance Health (“Merger”), after which (A) the individuals and entities who were the respective beneficial owners of the Common Stock and other voting securities of Elevance Health immediately before such Merger do not beneficially own, directly or indirectly, more than 60% of, respectively, the Common Stock or the combined voting power of the common stock and voting securities of the corporation resulting from such Merger, in substantially the same proportion as their ownership of the Common Stock and other voting securities of Elevance Health immediately before such Merger;

(ii)    a Merger after which individuals who were members of the Board of Directors of Elevance Health immediately before the Merger do not comprise a majority of the members of the board of directors of the corporation resulting from such Merger;

(iii)    a sale or other disposition by Elevance Health of all or substantially all of the assets owned by it (a “Sale”) after which the individuals and entities who were the respective beneficial owners of the Common Stock and other voting securities of Elevance Health immediately before such Sale do not beneficially own, directly or indirectly, more than 60% of, respectively, the Common Stock or the combined voting power of the common stock and voting securities of the transferee in such Sale in substantially the same proportion as their ownership of the Common Stock and other voting securities of Elevance Health immediately before such Sale; or

(iv)    a Sale after which individuals who were members of the Board of Directors of Elevance Health immediately before the Sale do not comprise a majority of the members of the board of directors of the transferee corporation.

8.1.5    “Code” means the Internal Revenue Code of 1986, as amended from time to time.
8.1.6    “Committee” means a committee appointed by the Chief Human Resources Officer of Elevance Health to administer this Plan.

8.1.7    “Common Stock” has the meaning set forth in Section 8.1.4.

8.1.8    “Eligible Separation from Service” has the meaning set forth in Section 3.1.

8.1.9    "Equity Award” means an award granted under the 2017 Elevance Health Incentive Compensation Plan (as amended and restated from time to time) or any predecessor or successor plan thereto.

8.1.10    “Executive” means any person employed in the United States by Elevance Health or a Subsidiary in a position of Vice President, Senior Vice President, Executive Vice

President, or Chief Executive Officer (“CEO”); provided, however, that any person who becomes so employed by virtue of an acquisition, merger, or similar transaction shall not be an Executive for purposes of this Plan unless and until designated as such by the Chief Human Resources Officer of Elevance Health. In addition, the Chief Executive Officer of Elevance Health, in her or his sole discretion, may expressly designate, in writing, any person employed by Elevance Health or a Subsidiary (a) outside the United States in an aforenamed position, or (b) in a position below that of Vice President (the latter category to be referred to as an “Other Key Executive”), as an Executive eligible to participate in the Plan.

8.1.11    “Good Reason” for a termination of employment shall mean, for Participants who are classified as the Company’s CEO, Executive Vice President, Senior Vice President, or Vice President:

(a)    The occurrence of an event described in clause (c)(ii) or (c)(v) below within the thirty-six (36) month period after a Change in Control; or

(b)    The occurrence of an event described in clause (c)(i), (c)(iii), or (c)(iv) below at any time (i.e., regardless of a Change in Control).

(c)    Events:

(i)    A material reduction during any twenty-four (24) consecutive month period in the Participant’s Annual Salary, or in the Participant’s annual total cash compensation (including Annual Salary and Target Bonus), but excluding in either case any reduction both (A) applicable to management employees generally, and
(B) and not implemented during an Imminent Change in Control Period or within the thirty-six (36) month period after a Change in Control;

(ii)    A material adverse change, without the Participant’s prior consent, in the Participant’s position, duties, or responsibilities as an Executive of the Company and provided, however, that this clause shall not apply in connection with a Transfer of Business if the position offered to the Participant by the transferee is substantially comparable in position, duties, and responsibilities with the position, duties, and responsibilities of the Participant prior to such Transfer of Business;

(iii)    The Company’s material breach of this Plan or the Employment Agreement;

(iv)    A change, without the Participant’s prior consent, in the Participant’s principal work location to a location more than 50 miles from the Participant’s prior work location and more than 50 miles from the Participant’s principal residence as of the date of such change in work location;

(v)    The failure of any successor to the Company by merger, consolidation, or acquisition of all or substantially all of the business of the Company or by Transfer of Business to assume the Company’s obligations under this Plan (including any Employment Agreements).

Notwithstanding the foregoing provisions of this definition, Good Reason shall not exist if the Participant has in his or her sole discretion agreed in writing that such event shall not be Good Reason. In addition, a Separation from Service shall not be considered to be for Good Reason unless: (A) within sixty (60) days of the occurrence of the event(s) claimed to be Good Reason the Participant notifies the Committee in writing of the reasons he or she believes that Good Reason exists; (B) the Company has failed to correct a circumstance that would otherwise be Good Reason within thirty (30) days of receipt of such notice; and (C) the Participant terminates his or her employment within sixty (60) days of such thirty (30) day period (or, if earlier, within 60 days of the date the Committee confirms to the Participant pursuant to Section 5.1 that Good Reason exists).

8.1.12    “Imminent Change in Control Period” means the period:

(a)    beginning on the date of (i) the public announcement (whether by advertisement, press release, press interview, public statement, SEC filing or otherwise) of a proposal or offer which, if consummated, would be a Change in Control, (ii) the making to a director or executive officer of the Company of a written proposal which, if consummated, would be a Change in Control, or (iii) approval by the Board of Directors or the stockholders of Elevance Health of a transaction that, upon closing, would be a Change in Control; and

(b)    ending upon the first to occur of (i) a public announcement that the prospective Change in Control contemplated by the event(s) described in paragraph (a) has been terminated or abandoned, (ii) the occurrence of the contemplated Change in Control, or (iii) the first annual anniversary of the beginning of the Imminent Change in Control Period.

8.1.13    “Key Employee” means for the period January 1 through December 31, each individual identified by the Company as of the immediately preceding September 30 as a “key employee,” as defined under Code Section 416(i), disregarding Code Section 416(i)(5).

8.1.14    “No Change in Control Agreement” means a legal, binding and enforceable agreement executed by and in effect between a person or all members of a group and Elevance Health that provides that: (a) such person or group shall be bound by the agreement for the time period of not less than five (5) years from its date of execution; (b) such person or group shall not acquire beneficial ownership or voting control equal to a percentage of the Common Stock or the voting power of other voting securities of Elevance Health that exceeds a percentage specified in the agreement which percentage shall in all events be less than 30%; (c) such person or group may not designate for election as directors a number of directors in excess of 25% of the number of directors on the Board; and (d) such person or group shall vote the Common Stock and other voting securities of Elevance Health in all matters in the manner directed by the majority of the Incumbent Directors. If any agreement described in the preceding sentence is violated by such person or group or is amended in a fashion such that it no longer satisfies the requirements of the preceding sentence, such agreement shall, as of the date of such violation or amendment, be treated for purposes hereof as no longer constituting a No Change in Control Agreement.

8.1.15    “Participant” means any Executive who is eligible to participate in the Plan, has become a Participant in accordance with Section 2.1, and has not had such participation terminated pursuant to Section 2.2.

8.1.16    "Pre-Change” (with respect to Options, SARs, Restricted Stock, and Performance Shares) shall have the meaning set forth in Section 4.3(c).

8.1.17    “Separation from Service” means a termination of the Participant’s employment with the Company which constitutes a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code. Notwithstanding the preceding sentence, a Separation from Service shall not include:

(i)    The disposition by the Company of the subsidiary or affiliate that employs the Participant if such employing subsidiary or affiliate adopts this Plan and continues (by assignment or otherwise) to be the employer of the Participant under the Employment Agreement; or

(ii)    A termination of employment in a Transfer of Business in connection with which the Participant receives a bona fide offer of employment from the transferee (or an affiliate of the transferee), whether or not accepted, for which purpose a bona fide offer of employment is an offer of employment effective on the closing of the Transfer of Business on terms that does not have an effect described in clauses (c)(i), (c)(ii), (c)(iv) or (c)(v) of this Plan’s definition of Good Reason.

A Participant shall cooperate with the transferee in a Transfer of Business by completing such employment applications and providing such other information as the transferee may need in order to make a bona fide offer of employment. A Participant who fails to provide such cooperation shall be deemed to have received and rejected a bona fide offer of employment.

8.1.18    “Subsidiary” means a business entity that is at least eighty percent (80%) owned, directly or indirectly, by Elevance Health, Inc.

8.1.19    “Target Bonus” means the Target Bonus Percentage times the Annual
Salary.

8.1.20    “Target Bonus Percentage” means the sum of the highest annualized target bonus percentage(s) (as a percentage of salary) in effect for the Participant:

(a)    during the one-year period before Separation from Service; or

(b)    if higher, during the period commencing one year prior to a Change in Control and ending upon Separation of Service,

under each regular annual bonus or a short-term incentive plan including but not limited to Elevance Health’s Annual Incentive Plan or successor plans and any sales incentive plans (as determined by the Committee in its sole discretion) covering the Participant.

8.1.21    "Transfer of Business" means a transfer of the Participant's position to another entity, as part of either:

(a)    A transfer to such entity as a going concern of all or part of the business function of the Company in which the Participant was employed; or

(b)    An outsourcing to another entity of a business function of the Company in which the Participant was employed.

IN WITNESS WHEREOF, this amended and restated Plan is executed as of the date set forth below by the authorized delegate of the Company.

ELEVANCE HEALTH, INC.

________________________________________
Michael J. Berry
Vice President, Total Rewards

Date: __________________________________

EXHIBIT A
EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”) dated as of ______________ (the “Agreement Date”), between Elevance Health Inc., an Indiana corporation (“Elevance Health”) with its headquarters and principal place of business in Indianapolis, Indiana (Elevance Health, together with its subsidiaries and affiliates are collectively referred to herein as the “Company”), and _______________________ (the “Executive”).

W I T N E S S E T H

WHEREAS, the Company desires to retain the services of Executive and to provide
Executive an opportunity to receive severance to which Executive is not otherwise entitled in return for the diligent and loyal performance of Executive’s duties and Executive’s agreement to reasonable and limited restrictions on Executive’s post-employment conduct to protect the Company’s investments in its intellectual property, employee workforce, customer relationships, and goodwill;

WHEREAS, the Company has established the Elevance Health Executive Agreement Plan (“Plan”) to provide certain benefits for participants who enter into an employment agreement in the form of this Agreement;

WHEREAS, Executive is not required to execute this Agreement as a condition of continued employment and remains an employee at will regardless of whether Executive signs the Agreement; rather, Executive is entering into this Agreement to enjoy the substantial additional payments and benefits available under the Plan; and

NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Plan.

1.    POSITION/DUTIES.

(a)    Executive shall serve in the position communicated to Executive in writing by or on behalf of the Company’s senior leadership, provided the Company may from time to time assign Executive such other positions, duties, authorities, and/or responsibilities as are commensurate with Executive’s skills and talents.

(b)    Executive shall comply with Company policies and procedures, and shall devote all of Executive’s business time, energy, skill, best efforts, and undivided business loyalty to the performance of Executive’s duties with the Company. Executive further agrees that while employed by the Company, Executive shall not perform any services for remuneration for or on behalf of any other entity without the advance written consent of the Company.

2.    EMPLOYMENT PERIOD. Executive’s employment under this Agreement shall commence on the Agreement Date listed above and shall terminate in accordance with the termination provisions of Section 6 of this Agreement. Either party may notify the other in writing of the termination of this Agreement without terminating Executive’s employment with the Company; in such event, Executive (a) shall remain an employee at will of the Company, and (b) shall, until the earlier of the Executive’s termination of employment or the one-year anniversary of such notice, remain covered by this Agreement and a Participant in the Plan.

3.    BASE SALARY. The Company agrees to pay Executive at the annual base salary rate communicated to Executive in writing by or on behalf of the Company’s senior leadership, payable in accordance with the regular payroll practices of the Company. Executive’s base salary shall be subject to annual review by the Company.

4.    BONUS. Executive shall be eligible to receive consideration for an annual bonus upon such terms as adopted from time to time by the Company. The target bonus for which Executive is eligible for the year in which this Agreement is executed, in accordance with the terms of the applicable bonus plan/policy, has been communicated to Executive in writing by or on behalf of the Company’s senior leadership.

5.    BENEFITS. Executive, his or her spouse or domestic partner, and eligible dependents shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain, or contribute to for the benefit of its executives at a level commensurate with Executive’s position, subject to satisfying the applicable eligibility and contribution requirements therefor. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time in accordance with its terms.

6.    TERMINATION. Executive’s employment and the Employment Period shall terminate on the first of the following to occur:

(a)    DISABILITY. Subject to applicable law, upon 10 days’ prior written notice by the Company to Executive of termination due to Disability. “Disability” shall have the meaning defined in the Company’s Long Term Disability Plan.

(b)    DEATH. Automatically on the date of death of Executive.

(c)    CAUSE. The Company may terminate Executive’s employment hereunder for Cause immediately upon written notice by the Company to Executive of a termination for Cause. “Cause” shall have the meaning defined for that term in the Plan.

(d)    WITHOUT CAUSE. Upon written notice by the Company to Executive of an involuntary termination without Cause, other than for death or Disability.

(e)    BY EXECUTIVE. Upon at least thirty (30) days’ advance written notice by the Executive to the Company with or without Good Reason as defined in the Plan. If the Executive fails to provide this advance notice, the Executive will immediately forfeit any vested but unexercised Options granted on or after July 1, 2018.

7.    CONSEQUENCES OF TERMINATION. Executive’s entitlement to payments and benefits upon a termination of employment that constitutes an Eligible Separation from Service shall be as set forth in the Plan.

8.    RELEASE. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond Accrued Benefits shall be payable only if Executive delivers to the Company and does not revoke a general release of all claims in a form tendered by the Company which shall be substantially similar to the form attached as Exhibit B to the Plan or such other form acceptable to the Company within the applicable time period set forth in the Plan.

9.    RESTRICTIVE COVENANTS AND INTELLECTUAL PROPERTY. Executive acknowledges that he or she has been given an opportunity to review the Plan including, as applicable, Restrictive Covenants and Intellectual Property as set forth in Appendix C of the Plan, and agrees to comply with the covenants and obligations applicable to Executive under Sections 3.6 and 3.10 of the Plan, and acknowledges that such covenants and obligations, and the remedies for violation thereof, as set forth in the Plan, are reasonable and necessary to preserve the legitimate business interests of the Company, its present and potential business activities, and the economic benefits derived therefrom; will not prevent Executive from earning a livelihood in Executive’s chosen business; and are not an undue restraint on the trade of Executive, or any of the public interest that may be involved. Executive’s obligations contained in this Section 9 and in Section 10 below shall survive the cessation of the Employment Period and Executive’s employment with the Company and shall be fully enforceable thereafter.

10.    COOPERATION. While employed by the Company and for two years (or, if longer, for so long as any claim referred to in Section 3.10 of the Plan remains pending) after the termination of Executive’s employment for any reason, Executive will provide cooperation and assistance to the Company as provided in Section 3.10 of the Plan.

11.    NOTIFICATION OF EXISTENCE OF AGREEMENT. Executive agrees that in the event that Executive is offered employment with another employer (including service as a partner of any partnership or service as an independent contractor) at any time during the existence of this Agreement, or such other period in which post termination obligations of this Agreement apply, Executive shall immediately advise said other employer (or partnership) of the existence of Executive’s obligations under this Agreement and the Plan and shall immediately provide said employer (or partnership or service recipient) with a copy of the Plan and the covenants incorporated by reference into Section 3.6 of the Plan.

12.    NOTIFICATION OF SUBSEQUENT EMPLOYMENT. Executive shall report promptly to the Company any employment with another employer (including service as a partner of any partnership or service as an independent contractor or establishment of any business as a sole proprietor) obtained during the period in which Executive’s post-termination obligations set forth in Section 9 of this Agreement and Section 3.6 of the Plan apply.

13.    NOTICE. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered by hand, (ii) on the date of transmission, if delivered by confirmed e-mail, (iii) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (iv) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:
At the address (or to the facsimile number) shown on the records of the Company

If to the Company:
Chief Human Resources Officer Elevance Health, Inc.
220 Virginia Avenue
Indianapolis, IN 46204

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14.    SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall control.

15.    SUCCESSORS AND ASSIGNS - BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns, as the case may be. The Company may assign this Agreement to any affiliate of the Company and to any successor or assign of all or a substantial portion of the Company’s business. Executive may not assign or transfer any of his or her rights or obligations under this Agreement.

16.    SEVERABILITY. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

17.    DISPUTE RESOLUTION. The dispute resolution provisions set forth in the Plan (including but not limited to the ERISA claims procedures the jury trial waiver set forth therein) shall apply to and govern any dispute arising out of or relating to this Agreement.

18.    GOVERNING LAW. This Agreement forms part of an employee benefit plan subject to the Employee Retirement Income Security Act of 1974 (“ERISA”) and shall be governed by and construed in accordance with ERISA and, to the extent applicable and not preempted by ERISA, the law of the State of Indiana applicable to contracts made and to be performed entirely within that State, without regard to its conflicts of law principles.

19.    MISCELLANEOUS. No provision of this Agreement may be waived, modified, or discharged unless such waiver, modification or discharge is agreed to in writing and signed by

Executive and such officer or director as may be designated by the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement and the Plan and together with all exhibits thereto, and documents incorporated therein by reference, sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

20.    OTHER EMPLOYMENT ARRANGEMENTS. Except as provided in Section 2.1(a)(i) of the Plan, any severance or change in control plan or agreement (other than the Plan) or other similar agreements or arrangements between Executive and the Company shall, effective as of the Agreement Date, be superseded by this Agreement and the Plan and shall therefore terminate and be null and void and of no force or effect. For the avoidance of doubt, the preceding sentence shall not apply to outstanding Equity Awards held by the Participant on the Agreement Date.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ELEVANCE HEALTH, INC.

By:_________________________________

Chief Human Resources Officer

Date:

__________________________________

EXECUTIVE

____________________________________

Print Name

Date:
____________________________________

EXHIBIT B
WAIVER AND RELEASE

This is a Waiver and Release (“Release”) between ______________ (“Executive”) and Elevance Health, Inc. (the “Company”). The Company and the Executive agree that they have entered into this Release voluntarily, and that it is intended to be a legally binding commitment between them.

1.    In consideration for the promises made herein by the Executive, the Company agrees as follows:

(a)    Severance Pay. The Company will pay to the Executive the Severance Pay and other benefits as defined in, and pursuant to the terms and conditions of, the Elevance Health Executive Agreement Plan (the “Plan”). The Company will also pay Executive accrued but unused vacation pay for his or her accrued but unused vacation days.

(b)    Unemployment Compensation. The Company will not contest the decision of the appropriate regulatory commission regarding unemployment compensation that may be due to the Executive.

2.    In consideration for and contingent upon the Executive’s right to receive the severance pay and other benefits described in the Plan and the Employment Agreement and this Release, Executive hereby agrees as follows:

(a)    General Waiver and Release. Except as provided in Paragraph 2.(k) below, Executive and any person acting through or under the Executive hereby release, waive and forever discharge the Company, its past subsidiaries and its past and present affiliates, and their respective successors and assigns, and their respective present or past officers, trustees, directors, shareholders, executives and agents of each of them, from any and all claims, demands, actions, liabilities and other claims for relief and remuneration whatsoever (including without limitation attorneys’ fees and expenses), whether known or unknown, absolute, contingent or otherwise (each, a “Claim”), arising or which could have arisen up to and including the date of his execution of this Release, arising out of or relating to Executive’s employment or cessation and termination of employment, or any other written or oral agreement, any change in Executive’s employment status, any benefits or compensation, any tortious injury, breach of contract, wrongful discharge (including any Claim for constructive discharge), infliction of emotional distress, slander, libel or defamation of character, and any Claims arising under Title VII of the Civil Rights Act of 1964 (as amended by the Civil Rights Act of 1991), the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Older Workers Benefits Protection Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, or any other federal, state or local statute, law, ordinance, regulation, rule or executive order, any tort or contract claims, and any of the claims, matters and issues which could have been asserted by Executive against the Company or its subsidiaries and affiliates in any legal, administrative or other proceeding. Executive agrees that if any action is brought in his or her name before any court or administrative body, Executive will not accept any payment of monies in connection therewith.

(b)    Waiver Under Section 1542 of the California Civil Code. Executive, for Executive’s predecessors, successors and assigns, hereby waives all rights which Executive may have under Section 1542 of the Civil Code of the State of California, which reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

I have read this code section, and I am now aware of it. I freely, knowingly, and expressly waive and relinquish any rights or benefits I may have because of this statute and/or other state or federal statutes or common law principles which are similar, or which have a similar purpose, and acknowledge that I am releasing claims I know about as well as claims I may not know about. This waiver is not a mere recital but is a knowing waiver of the rights and benefits otherwise available under said Section 1542.

(c)    For Montana Associates Only. I expressly waive all rights under Montana Code Annotated Section 28-1-1602 which provides: “A general release does not extend to claims that the creditor does not know or suspect to exist in the creditor’s favor at the time of executing the release, which, if known by the creditor, must have materially affected the creditor’s settlement with the debtor.” I understand that I am referred to in this statute as the “creditor” and the Company or other Releasees are referred to as the “debtor.”

(d)    For North Dakota Associates Only. I expressly waive all rights that I may have under any state or local statute, executive order, regulation, common law and/or public policy relating to unknown claims, including but not limited to North Dakota Century Code Section 9-13-02.

(e)    For South Dakota Associates Only. I expressly waive all rights that I may have under any state or local statute, executive order, regulation, common law and/or public policy relating to unknown claims, including but not limited to South Dakota Codified Laws Section 20-7-11.

(f)    Executive acknowledges that he or she has received all leaves (paid or unpaid) to which Executive is entitled. By making this Agreement, Executive acknowledges that the Company does not admit that it has done anything wrong, and the Company specifically states that it has not violated or abridged any federal, state, or local law or ordinance, or any right or obligation that it may owe or may have owed Executive. Company policy encourages reporting within the Company possible violations of any law by or on behalf of the Company, and no one has interfered with Executive’s opportunity to report such violations.

(g)    Executive has returned all Company property, information and/or documents in Executive’s possession or control to the Company. Executive further agrees that he or she has not retained and will not retain any copies, duplicates, reproductions, or excerpts of any such property whether in hard copy, electronic format, or otherwise.

(h)    Miscellaneous. Executive agrees that this Release specifies payment from the Company to himself or herself, the total of which meets or exceeds any and all funds due him or her by the Company, and that he or she will not seek to obtain any additional funds from the Company with the exception of non-reimbursed business expenses. This covenant does not preclude the Executive from seeking workers compensation, unemployment compensation, or benefit payments under the Company’s other employee benefit plans that could be due him or her.

(i)    Restrictive Covenants and Intellectual Property. Executive warrants that Executive has, and will continue to, comply fully with the restrictive covenants and other obligations set forth or incorporated by reference into Section 3.6 of the Plan.

(j)    THE COMPANY AND THE EXECUTIVE AGREE THAT THE SEVERANCE BENEFITS DESCRIBED IN THIS RELEASE AND THE PLAN ARE CONTINGENT UPON THE EXECUTIVE SIGNING THIS RELEASE. THE EXECUTIVE FURTHER UNDERSTANDS AND AGREES THAT IN SIGNING THIS RELEASE, EXECUTIVE IS RELEASING POTENTIAL LEGAL CLAIMS AGAINST THE COMPANY. THE EXECUTIVE UNDERSTANDS AND AGREES THAT IF HE OR SHE DECIDES NOT TO SIGN THIS RELEASE, OR IF HE OR SHE REVOKES THIS RELEASE, THAT HE OR SHE WILL IMMEDIATELY REFUND TO THE COMPANY ANY AND ALL SEVERANCE BENEFITS HE OR SHE MAY HAVE ALREADY RECEIVED.

(k)    The waiver contained in Paragraphs 2(a) through 2(e) above does not apply to any Claims with respect to:

(i)    Any claims under employee benefit plans (other than the Plan) subject to the Employee Retirement Income Security Act of 1974 (“ERISA”) in accordance with the terms of the applicable employee benefit plan,

(ii)    Any Claim under or based on a breach of this Release,

(iii)    Rights or Claims that may arise under the Age Discrimination in Employment Act after the date that Executive signs this Release,

(iv)    Any right to indemnification or directors’ and officers’ liability insurance coverage to which the Executive is otherwise entitled in accordance with the Company’s articles or by-laws.

EXECUTIVE ACKNOWLEDGES THAT HE OR SHE HAS READ AND IS VOLUNTARILY SIGNING THIS RELEASE. EXECUTIVE ALSO ACKNOWLEDGES THAT HE OR SHE IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY, HE OR SHE HAS BEEN GIVEN AT LEAST 30 DAYS TO CONSIDER THIS RELEASE BEFORE THE DEADLINE FOR SIGNING IT, AND HE OR SHE UNDERSTANDS THAT HE OR SHE MAY REVOKE THE RELEASE WITHIN SEVEN (7) DAYS (FOR MINNESOTA EXECUTIVES, 15 DAYS) AFTER SIGNING IT. IF NOT REVOKED WITHIN SUCH PERIOD, THIS RELEASE WILL BECOME EFFECTIVE ON THE

EIGHTH (8th) DAY (FOR MINNESOTA EXECUTIVES, SIXTEENTH (16TH) DAY) AFTER IT IS SIGNED BY EXECUTIVE.

BY SIGNING BELOW, BOTH THE COMPANY AND EXECUTIVE AGREE THAT THEY UNDERSTAND AND ACCEPT EACH PART OF THIS RELEASE.

ELEVANCE HEALTH, INC.

By:__________________________________

Print Name

Date:

___________________________________

EXECUTIVE

_____________________________________

Print Name

Date:

_____________________________________

EXHIBIT C
RESTRICTIVE COVENANTS AND INTELLECTUAL PROPERTY

Pursuant to Section 3.6 of the Plan and Paragraph 9 of the Employment Agreement, the provisions of this Exhibit C (including Appendix A hereto) apply to a Participant who has not yet accepted an Equity Award, and, upon acceptance of an Equity Award, these provisions shall be superseded by the restrictive covenants and intellectual property provisions applicable to the Participant under such Equity Award.

For purposes of this Exhibit C, “Company” shall mean Elevance Health, Inc. and its Subsidiaries and Affiliates. Participant acknowledges that Participant has the right to consult with counsel at Participant’s sole expense. As a condition of participating in the Plan and entering into the Employment Agreement, which Participant and the Company agree is fair and reasonable consideration, Participant agrees as follows, subject to any applicable provisions of Appendix A of this Exhibit C.

(a)    Confidentiality.

Participant recognizes that the Company derives substantial economic value from information created and used in its business which is not generally known by the public, including, but not limited to, plans, designs, concepts, computer programs, formulae, and equations; product fulfillment and supplier information; customer and supplier lists, and confidential business practices of the Company and any of its customers, vendors, business partners or suppliers; profit margins and the prices and discounts the Company obtains or has obtained or at which it sells or has sold or plans to sell its products or services (except for public pricing lists); manufacturing, assembling, labor and sales plans and costs; business and marketing plans, ideas, or strategies; confidential financial performance and projections; employee compensation; employee staffing and recruiting plans and employee personal information; and other confidential concepts and ideas related to the Company’s business (collectively, “Confidential Information”). Participant expressly acknowledges and agrees that by virtue of his/her employment with the Company, Participant will have access to and will use in the course of Participant’s duties certain Confidential Information and that Confidential Information constitutes trade secrets and confidential and proprietary business information of the Company, all of which is the exclusive property of the Company. For purposes of this Exhibit, Confidential Information includes, but is not limited to, information that constitutes a trade secret under applicable state or federal law. Confidential Information does not include information that Participant establishes by clear and convincing evidence is or may become known to Participant or to the public from sources outside the Company and through means other than a breach of Participant’s obligations under the Plan and the Employment Agreement.

Participant agrees that Participant will not for himself or herself or for any other person or entity, directly or indirectly, without the prior written consent of the Company, while employed by the Company and thereafter: (A) use Confidential Information for the benefit of any person or entity other than the Company or its affiliates; (B) remove, copy, duplicate or otherwise reproduce any document or tangible item embodying or pertaining to any of the Confidential Information, except as required to perform Participant’s duties for the Company or its affiliates; or (C) while employed and thereafter, publish, release, disclose or deliver or otherwise make available to any third party any Confidential Information by any communication, including oral, documentary, electronic or magnetic information transmittal device or media. Upon Termination, Participant shall return all Confidential Information and all other property of the Company. This obligation of non-disclosure and non-use of information shall continue to exist for so long as such information remains Confidential Information.

(b)    Non-Competition.

During any period in which Participant is employed by the Company, and during a period of time after Participant’s Termination (the “Restriction Period”) which, unless otherwise limited by applicable state law, is (i) twenty-four (24) months for Executive Vice Presidents and the President & Chief Executive Officer, and (ii) the greater of the period of severance or twelve (12) months for all other Participants, Participant will not, without prior written consent of the Company, directly or through the direction or control of others, obtain a Competitive Position or perform a Restricted Activity in the Restricted Territory for a Competitor, as those terms are defined herein.

(i)    Competitive Position means any employment or performance of services with a Competitor (A) the same as or similar to the services that Participant performed for the Company in the last twenty-four (24) months of Participant’s employment with Company (the “Look Back Period”), or (B) in the performance of which Participant will likely use any Confidential Information of the Company.

(i)    Restricted Territory means any geographic area in which the Company does business and which Participant provided services in, had responsibility for, had a material presence or influence in, or had access to Confidential Information about, such business, within the Look Back Period.

(ii)    Restricted Activity means any activity for which Participant had responsibility for the Company or about which Participant had Confidential Information within the Look Back Period.

(iii)    Competitor means any entity or individual (other than the Company) engaged in any one or more of the following: management of network-based managed care plans and programs; administration of managed care services; provision of health insurance, long-term care insurance, dental, life, or disability insurance; administration of flexible spending accounts, COBRA continuation coverage, coordination of benefits, or subrogation services; or the provision, delivery, or administration of health benefit plans or health care services such as pharmacy benefits management (including Specialty pharmacy), value-based care delivery, behavioral health, palliative care, care for chronic and complex conditions, digital healthcare platforms, medical benefits management solutions, or health care research (including health economics and outcomes); or any other aspects of the business or products or services offered by the Company, as to which Participant had responsibilities or received Confidential Information about, during the Look Back Period.

(iv)    The restrictions contained in this subsection (b) shall not apply to attorneys who accept a Competitive Position that consists of practicing law.

(v)    If Participant receives an offer of a Competitive Position with a Competitor, as those terms are defined above, Participant shall notify the Company’s Chief Human Resources Officer, within five business days of receiving the offer and such notification shall include a detailed description of the job responsibilities and the identity of the Competitor. The description must be specific enough for the Company to determine whether Participant’s new opportunity constitutes a violation of this provision.

(c)    Non-Solicitation of Customers.

During any period in which Participant is employed by the Company, and during the Restriction Period after Participant’s Termination, Participant will not, either individually or as an employee, partner, consultant, independent contractor, owner, agent, or in any other capacity, directly or through the direction or control of others, for a Competitor of the Company as defined in subsection (b) above:

(i)    Solicit business from any client, account, or medical care provider of the Company that Participant had contact with, participated in contact with, had or shared responsibility for, or had access to Confidential Information about, during the Look Back Period; or

(ii)    Solicit business from any client, account, or medical care provider that the Company pursued, and Participant had contact with, responsibility for, or knowledge of Confidential Information about, by reason of Participant’s employment with the Company, during the Look Back Period.

For purposes of this paragraph (c), an individual policyholder in a plan maintained by the Company or by a client or account of the Company under which individual policies are issued, or a certificate holder in such plan under which group policies are issued, shall not be considered a client or account subject to this restriction solely by reason of being such a policyholder or certificate holder.

(d)    Non-Solicitation of Employees.

During any period in which Participant is employed by the Company, and during the Restriction Period after Participant’s Termination, Participant will not, either individually or as an employee, partner, independent contractor, owner, agent, or in any other capacity, directly or indirectly solicit, hire, attempt to solicit or hire, or participate in any attempt to solicit or hire, for any non-Company entity:

(i)    Any officer or employee of the Company whom the Participant knows to have access to or possession of Confidential Information that would give an unfair advantage to a Competitor;

(ii)    Any officer or employee of the Company who, on or at any time during the six (6) months immediately preceding the date of such solicitation or hire, held the position of Director or above with Company;

(iii)    Any officer or employee of the Company to whom Participant reported, or who reported to Participant, on or at any time during the six (6) months immediately preceding the dates of such solicitation or hire; or

(iv)    Any person who is or was an officer or employee of the Company during the six (6) months immediately preceding the date of such solicitation or hire, or whom the Participant was involved in recruiting while the Participant was employed by the Company.

(e)    Non-Disparagement.

Subject to the limitations in section (f) below, Participant agrees that he/she will not, nor will he/she cause or assist any other person to, make any statement to a third party or take any action which is intended to or would reasonably have the effect of disparaging or harming the Company or the business reputation of the Company’s directors, employees, officers, or managers, or make any verbal or written statement to any media outlet regarding the Company.

(f)    Limitations.

Nothing in this Exhibit prohibits Participant from (i) disclosing Workplace Conduct or the existence of a settlement involving Workplace Conduct that concerns conduct that Participant reasonably believes under state, federal, or common law to be illegal harassment, illegal retaliation, a wage & hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy; (ii) disclosing Workplace Conduct that Participant has reason to believe is otherwise unlawful; or (iii) reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of any federal, state, or local law or regulation. “Workplace Conduct” means conduct occurring in the workplace, at work-related events coordinated by or through the Company, or between Employees, or between the Company and any Employee, off the workplace premises. Participant does not need the prior authorization of the Company to make any such reports or disclosures and Participant is not required to notify the Company that Participant has made such reports or disclosures. Disclosures protected by this section (f) may include a disclosure of trade secret information provided that it must comply with the restrictions in the Defend Trade Secrets Act of 2016 (DTSA). The DTSA provides that no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret that: (i) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (ii) is made in a complaint or other document if such filing is under seal so that it is not made public. Also, an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order. If Participant is covered by Section 7 of the

National Labor Relations Act (NLRA) because Participant is not in a supervisor or management role, nothing in this Agreement shall prohibit Participant from using information Participant acquires regarding the wages, benefits, or other terms and conditions of employment at the Company for any purpose protected under the NLRA.

(g)    Assignment of Intellectual Property.

Participant agrees that he or she is expected to use his or her inventive and creative capacities for the benefit of the Company and to contribute, where possible, to the Company’s intellectual property in the ordinary course of employment.

(i)    “Inventions” mean any inventions, discoveries, improvements, designs, processes, machines, products, innovations, business methods or systems, know how, ideas or concepts, and related technologies or methodologies, whether or not shown or described in writing or reduced to practice and whether patentable or not. “Works” mean original works of authorship, including, but not limited to: literary works (including all written material), mask works, computer programs, formulas, tests, notes, data compilations, databases, artistic and graphic works (including designs, graphs, drawings, blueprints, and other works), recordings, models, photographs, slides, motion pictures, and audio visual works; whether copyrightable or not, and regardless of the form or manner in which documented or recorded. “Trademarks” mean any trademarks, service marks, trade dress or names, symbols, special wording, or devices used to identify a business or its business activities whether subject to trademark protection or not. The foregoing terms are collectively referred to herein as “Intellectual Property.”

(ii)    Participant assigns to the Company or its nominee Participant’s entire right, title and interest in and to all Inventions that are made, conceived, or reduced to practice by Participant, alone or jointly with others, during Participant’s employment with the Company (whether during working hours or not) that: (A) relate to the Company’s business or the Company’s actual or anticipated research or development; (B) involve the use or assistance of any tools, time, material, personnel, information, or facility of the Company; or (C) result from or relate to any work, services, or duties undertaken by Participant for the Company.

(iii)    Participant recognizes that all Works and Trademarks conceived, created, or reduced to practice by Participant, alone or jointly with others, during Participant’s employment shall to the fullest extent permissible by law be considered the Company’s sole and exclusive property and “works made for hire” as defined in the U.S. Copyright Laws for purposes of United States law and the law of any other country adhering to the “works made for hire” or similar notion or doctrine, and will be considered the Company’s property from the moment of creation or conception forward for all purposes without the need for any further action or agreement by Participant or the Company. If any such Works, Trademarks, or portions thereof shall not be legally qualified as a works made for hire in the United States or elsewhere or shall subsequently be held to not be a work made for hire or not the exclusive property of the Company, Participant hereby assigns to the Company all of Participant’s rights, title, and interest, past, present, and future, to such Works or Trademarks. Participant will not engage in any unauthorized publication or use of such Company Works or Trademarks, nor will Participant use same to compete with or otherwise cause damage to the business interests of the Company.

(iv)    It is the purpose and intent of this subsection (g) to convey to the Company all of the rights (inclusive of moral rights) and interests of every kind, that Participant may hold in Inventions, Works, Trademarks, and other intellectual property that are covered by clauses (g)(i) through (g)(iii) above (“Company Intellectual Property”), past, present, and future; and Participant waives any right that Participant may have to assert moral rights or other claims contrary to the foregoing understanding. It is understood that this means that in addition to the original work product (be it invention, plan, idea, know how, concept, development, discovery, process, method, or any other legally recognized item that can be legally owned), the Company exclusively owns all rights in any and all derivative works, copies, improvements, patents, registrations, claims, or other embodiments of ownership or control arising or resulting from an item of assigned Company Intellectual Property everywhere such may arise throughout the world. The decision whether or not to commercialize or market any Company Intellectual Property is within the Company's sole discretion and for the Company’s sole benefit and no royalty will be due to Participant as a result of the Company's efforts to commercialize or market any such invention. In the event that there is any Invention, Work, Trademark, or other form of intellectual property that is incorporated into any product or service of the Company that Participant retains any ownership of or rights in despite the assignments created by this Agreement, then Participant hereby grants to the Company and its assigns a nonexclusive, perpetual, irrevocable, fully paid-up, royalty-free, worldwide license to the use and control of any such item that is so incorporated and any derivatives thereof, including all rights to make, use, sell, reproduce, display, modify, or distribute the item and its derivatives. All assignments of rights provided for in this Agreement are understood to be fully completed and immediately effective and enforceable assignments by Participant of all intellectual property rights in Company Intellectual Property. When requested to do so by the Company, either during or subsequent to employment with the Company, Participant will (A) execute all documents requested by the Company to affirm or effect the vesting in the Company of the entire right, title and interest in and to the Company Intellectual Property at issue, and all patent, trademark, and/or copyright applications filed or issuing on such property; (B) execute all documents requested by the Company for filing and obtaining of patents, trademarks and/or copyrights; and (C) provide assistance that the Company reasonably requires to protect its right, title and interest in the Company Intellectual Property, including, but not limited to, providing declarations and testifying in administrative and legal proceedings with regard to Company Intellectual Property.

(v)    Power of Attorney: Participant hereby irrevocably appoints the Company as his or her agent and attorney in fact to execute any documents and take any action necessary for applications, registrations, or similar measures needed to secure the issuance of letters patent, copyright or trademark registration, or other legal establishment of the Company’s ownership and control rights in Company Intellectual Property in the event that Participant’s signature or other action is necessary and cannot be secured due to Participant’s physical or mental incapacity or for any other reason.

(vi)    Participant will make and maintain, and not destroy, notes and other records related to the conception, creation, discovery, and other development of Company Intellectual Property. These records shall be considered the exclusive property of the Company and are covered by clauses (g)(i) through (g)(v) above. During employment and for a period of one (1) year thereafter, Participant will promptly disclose to the Company (without revealing the trade secrets of any third party) any Intellectual Property that Participant creates, conceives, or contributes to, alone or with others, that involve, result from, relate to, or may reasonably be anticipated to have some relationship to the line of business the Company is engaged in or its actual or anticipated research or development activity.

(vii)    Participant will not claim rights in, or control over, any Invention, Work, or Trademark as something excluded from section (g) because it was conceived or created prior to being employed by the Company (a “Prior Work”) unless such item is identified in reasonable detail in a separate writing, signed and submitted by Participant with the execution of the Employment Agreement. Participant will not incorporate any such Prior Work into any work or product of the Company without prior written authorization from the Company to do so; and, if such incorporation does occur, Participant grants the Company and its assigns a nonexclusive, perpetual, irrevocable, fully paid-up, royalty-free, worldwide license to the use and control of any such item that is so incorporated and any derivatives thereof, including all rights to make, use, sell, reproduce, display, modify, or distribute the item and its derivatives.

(viii)    The assignment provisions in this section (g) are limited to only those inventions that lawfully can be assigned by an employee to an employer. Some examples of state laws limiting the scope of assignable inventions are Delaware Code Title 19 Section 805; Kansas Statutes Section 44-130; Minnesota Statutes 13A Section 181.78; North Carolina General Statutes Article 10A, Chapter 66, Commerce and Business, Section 66-57.1; Utah Code Sections 34-39-l through 34-39-3, "Employment Inventions Act"; and Washington Rev. Code, Title 49 RCW: Labor Regulations, Chapter 49.44.140. NOTICE: By accepting this Agreement, Participant acknowledges that to the extent one of the foregoing laws applies, Participant’s assignment pursuant to this section (g) will not apply to an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Participant’s own time, unless: (A) the invention relates directly to the business of the Company or to the Company's actual or anticipated research or development; or (B) the invention results from any work performed by Participant for the Company. Similarly, to the extent California Labor Code Section 2870 or Illinois 765ILCS1060/1-3 "Participants Patent Act" controls, then the notice in the preceding sentence applies, absent the word “directly” in clause (A).

APPENDIX A

Alabama:
If Alabama law is deemed to apply, then the following applies to Participant: (a) Section 7(d) is rewritten as follows: “While employed and for a period of twelve (12) months from Termination, Participant will not participate in soliciting any Covered Employee of the Company who is in a Sensitive Position to leave the employment of the Company on behalf of (or for the benefit of) a Competitor nor will Participant knowingly assist a Competitor in efforts to hire a Covered Employee away from the Company. As used in this Section 7(d), a “Covered Employee” is an Employee with whom Participant worked, as to whom Participant had supervisory responsibilities, or regarding which Participant received Confidential Information during the Look Back Period. An Employee in a “Sensitive Position” refers to an Employee who is uniquely essential to the management, organization, or service of the business;” and (b) Section 7(c) is limited to prohibiting the solicitation of persons or entities who have a current business relationship with the Company.

Arizona:
If Arizona law is deemed to apply, then the following applies to Participant: (a) Participant’s nondisclosure obligation in Section 7 shall extend for a period of three (3) years after Participant’s Termination as to Confidential Information that does not qualify for protection as a trade secret. Trade secret information shall be protected from disclosure as long as the information at issue continues to qualify as a trade secret; and (b) the restrictions in Section 7(c) shall be limited to the Restricted Territory.

Arkansas, Connecticut, Montana, and South Carolina:
If Arkansas, Connecticut, Montana, or South Carolina law is deemed to apply, then the following applies to Participant: Participant’s nondisclosure obligation in Section 7 shall extend for a period of three (3) years after Participant’s Termination as to Confidential Information that does not qualify for protection as a trade secret. Trade secret information shall be protected from disclosure as long as the information at issue continues to qualify as a trade secret.

California:
If California law is deemed to apply, then the following applies to Participant: (a) the noncompetition restriction in Section 7(b) shall not apply; (b) the Employee non-solicitation restrictions in Section 7(d) shall not apply; and (c) Section 7(c) shall be limited to situations where Participant is aided in his or her conduct by the use or disclosure of the Company’s trade secrets (as defined by applicable law). The preceding sentence supersedes any contradictory provision in any prior agreements between Participant and the Company regarding noncompetition or non-solicitation.

Colorado:
If Colorado law is deemed to apply, then the following applies to Participant:

(a)    Section 7(b) shall apply only if Participant earns Annualized Cash Compensation equivalent to or greater than the Threshold Amount for Highly Compensated Workers and to the extent that the conduct in violation of Section 7(b) is aided by Participant’s use or disclosure of the Company’s trade secrets.
(b)    Section 7(c) shall apply only if Participant earns Annualized Cash Compensation equivalent to or greater than sixty percent (60%) of the Threshold Amount for Highly Compensated Workers and to the extent that the conduct in violation of Section 7(c) is aided by Participant’s use or disclosure of the Company’s trade secrets.
(c)    Section 7(d) shall not apply.
(d)    “Annualized Cash Compensation” means: (1) the amount of gross salary or wage amount, the fee amount, or other compensation amount for the full year, if the worker was employed or engaged for a full year; or (2) the compensation that the worker would have earned, based on the worker’s gross salary or wage amount, fee, or other compensation if the worker was not employed or engaged for a full year. In determining whether a worker’s cash compensation exceeds the threshold amount, where the worker has been employed for less than a calendar year, the worker’s cash compensation exceeds the threshold amount if the worker would reasonably expect to earn more than the threshold amount during a calendar year of employment.

(e)    “Threshold Amount for Highly Compensated Workers” means the greater of the threshold amount for highly compensated workers as determined by the Division of Labor Standards and Statistics in the Department of Labor and Employment, as of August 10, 2022, or the date Participant accepts this Agreement.
(f)    Nothing contained in this Agreement shall be construed to prohibit Participant from disclosing information that:
(1)    arises from Participant’s general training, knowledge, skill, or experience, whether gained on the job or otherwise;
(2)    is readily ascertainable to the public; or (3) a worker otherwise has a right to disclose as legally protected conduct.
(g)    Participant acknowledges that Participant received notice of this Agreement (including, but not limited to, the provisions of Section 7: (1) before Participant accepted the Company’s offer of employment (if Participant is a new hire); or (2) at least fourteen (14) days before the earlier of (I) Participant’s acceptance of this Agreement, or (II) the effective date of any additional compensation or change in the terms or conditions of employment that provides consideration for the covenants in Section 7.
Georgia:
If Participant resides in Georgia and is subject to Georgia law, then Section 7(d) shall be limited to targeting for solicitation or hire Employees who are located within the Restricted Territory.

Illinois:
If Participant resides in Illinois and is subject to Illinois law, then:

(a)    The provisions of Section 7(c) shall apply only if Participant’s Earnings, as defined by the Illinois Freedom to Work Act, exceed $45,000 per year in 2022-2026, $47,500 per year in 2027-2031, $50,000 per year in 2032-2036, and $52,500 beginning on January 1, 2037;

(b)    The provisions of Section 7(d) shall apply only if Participant’s Earnings, as defined by the Illinois Freedom to Work Act, exceed $45,000 per year in 2022-2026, $47,500 per year in 2027-2031, $50,000 per year in 2032-2036, and $52,500 beginning on January 1, 2037;

(c)    The provisions of Section 7(b) shall apply only if Participant’s Earnings, as defined by the Illinois Freedom to Work Act, exceed $75,000 per year in 2022-2026, $80,000 per year in 2027-2031, $85,000 per year in 2032-2036, and $90,000 beginning on January 1, 2037;

(d)    The provisions of Section 7(b) shall not apply if Participant is covered by a collective bargaining agreement under the Illinois Public Relations Act;

(e)    Participant’s nondisclosure obligation in Section 7 shall extend for a period of three (3) years after Participant’s Termination as to Confidential Information that does not qualify for protection as a trade secret. Trade secret information shall be protected from disclosure as long as the information at issue continues to qualify as a trade secret;

(f)    Participant acknowledges that Participant has been advised to consult with an attorney about this Agreement and has been given an opportunity to do so; and

(g)    If Participant is a new hire, Participant acknowledges that Participant has been provided a copy of this Agreement at least 14 calendar days before the commencement of employment. If Participant is an existing Employee, Participant acknowledges that Participant has been given at least 14 calendar days to review this Agreement.

Indiana:
If Participant resides in Indiana and is subject to Indiana law, then the restrictions on Participant under Section 7(d) shall apply only with respect to soliciting, hiring, attempting to solicit or hire, or participating in any attempt to solicit or hire individuals who themselves had access to Confidential Information in the prior six months.

Louisiana:
If Louisiana law is deemed to apply, then the following applies to Participant: (a) the “Restricted Territory” defined in Section 7 of the Agreement is understood to cover the following parishes in Louisiana and all counties outside Louisiana where Participant had responsibilities for the Company: Acadia, Allen, Ascension, Assumption, Avoyelles, Beauregard, Bienville, Bossier, Caddo, Calcasieu, Caldwell, Cameron, Catahoula, Claiborne, Concordia, DeSoto, East

Baton Rouge, East Carroll, East Feliciana, Evangeline, Franklin, Grant, Iberia, Iberville, Jackson, Jefferson, Jefferson Davis, LaSalle, Lafayette, Lafourche, Lincoln, Livingston, Madison, Morehouse, Natchitoches, Orleans, Ouachita, Plaquemines, Pointe Coupee, Rapides, Red River, Richland, Sabine, St. Bernard, St. Charles, St. Helena, St. James, St. John The Baptist, St. Landry, St. Martin, St. Mary, St. Tammany, Tangipahoa, Tensas, Terrebonne, Union, Vermilion, Vernon, Washington, Webster, West Baton Rouge, West Carroll, West Feliciana, Winn; and (b) the restrictions in Section 7(c) (as well as Section 7(b)) shall be limited to the foregoing parishes and counties.

Maine:
If Maine law is deemed to apply, then the following applies to Participant: (a) Participant acknowledges that if Participant is a new hire Participant received a copy of this Agreement prior to receiving a formal offer of employment from the Company and was given at least three business days to consider the Agreement before signing; (b) Section 7(b) will not take effect until one year of employment or a period of six months from the date the agreement is signed, whichever is later; and (c) Section 7(b) shall not apply if Participant earns at or below 400% of the federal poverty level.

Maryland:
If Maryland law is deemed to apply, then the following applies to Participant: Section 7(b) shall not apply if Participant earns equal to or less than $15/hour or $31,200 annually.

Massachusetts:
If Participant resides or works in Massachusetts for at least the thirty days preceding Participant’s Termination, then the Company will notify Participant within ten (10) business days of Participant’s Termination whether the Company decides to waive Section 7(b) or make these provisions enforceable by paying Participant garden leave as provided by the Massachusetts Noncompetition Agreement Act, G.L. c. 149, S. 24L. In addition, if Massachusetts law is deemed to apply, then the following applies to Participant:

(a)    Section 7(b) will not apply if Participant’s employment is terminated without “cause” or if Participant is terminated as part of a reduction in force. Participant further understands that for the limited purpose of the application of the non-competition clause in Section 7(b) of the Agreement, “cause” to terminate Participant’s employment exists if Participant has (i) committed, admitted committing, or plead guilty to a felony or crime involving moral turpitude, fraud, theft, misappropriation, or dishonesty, (ii) violated a material term of this Agreement or Company policy, (iii) engaged in insubordination, or failed or refused to perform assigned duties of Participant’s position despite reasonable opportunity to perform, (iv) failed to exercise reasonable care and diligence in the exercise of Participant’s duties for the Company, or (iv) engaged in conduct or omissions that Participant knew, or should have known (with the exercise of reasonable care), would cause, or be likely to cause, harm to the Company or its reputation in the business community;

(b)    Participant acknowledges that Participant has been advised to consult with an attorney about this Agreement and has been given an opportunity to do so;

(c)    the Restricted Period applicable to Section 7(b) shall be limited to a period of one year following Participant’s Termination (as well as while Participant is employed by the Company); however, if Participant breaches Section 7(b) of this Agreement, and also breaches Participant’s fiduciary duty to the Company and/or has unlawfully taken, physically or electronically, any Company records, then such Restricted Period shall be extended to a period of two
(2) years from Termination;

(d)    Participant acknowledges that (i) if Participant is being initially hired by the Company, that Participant received a copy of this Agreement prior to receiving a formal offer of employment from the Company or at least ten (10) business days before commencement of Participant’s employment by the Company, whichever came first; or (ii) if Participant was already employed by the Company at the time of signing this Agreement, that Participant was provided a copy hereof at least ten (10) business days before the effective date of this Agreement;

(e)    the tolling language Section 10(b) shall only apply to any breach of Section 7(c) and (d) (i.e., the tolling language shall not apply to Section 7(b)); and

(f)    Section 7(b) shall not apply to Participant following Termination if Participant is: classified as non-exempt under the FLSA; 18 years or younger; or an undergraduate or graduate student in an internship or other short-term employment relationship while enrolled in college or graduate school.

Minnesota:
If Minnesota law is deemed to apply, then the restrictions in Section 7(b) shall be limited to situations in which Participant is aided in his or her conduct by the use or disclosure of Confidential Information.

Nebraska:
If Nebraska law is deemed to apply, then the following applies to Participant: (a) Section 7(c) is limited to the solicitation of persons or entities with which Participant did business and had personal business-related contact during the Look Back Period; and (b) Section 7(b) is limited to restricting Participant from working for a Company client or account with whom the Participant did business and had personal business-related contact during the Look Back Period.

Nevada:
If Nevada law is deemed to apply, then the following applies to Participant: (a) Section 7 does not preclude Participant from providing services to any former client or customer of the Company if: (1) Participant did not solicit the former customer or client; (2) the customer or client voluntarily chose to leave and seek services from Participant; and (3) Participant is otherwise complying with the limitations in this Agreement as to time and scope of activity to be restrained; and (b) Section 7(b) does not apply if Participant is paid solely an hourly wage, exclusive of tips or gratuities.

New Hampshire:
If New Hampshire law is deemed to apply, then the following applies to Participant: (a) Section 7(b) does not apply if Participant earns an hourly rate less than or equal to 200 percent of the federal minimum wage; and (b) Participant acknowledges that Participant was given a copy of this Agreement prior to a change in job classification or the offer of employment.

New York:
If New York law is deemed to apply, then the following applies to Participant: Section 7(c) shall be modified to exclude those clients or customers who became a client or customer of the Company as a result of Participant’s independent contact and business development efforts with the customer or client prior to and independent from his/her employment with the Company.

North Carolina:
If North Carolina law is deemed to apply, then the following applies to Participant: (a) the Look Back Period shall be calculated looking back twenty-four (24) months from the date of enforcement and not from the date Participant’s employment ends; and (b) Participant’s nondisclosure obligation in Section 7 shall extend for a period of three (3) years after Participant’s Termination as to Confidential Information that does not qualify for protection as a trade secret. Trade secret information shall be protected from disclosure as long as the information at issue continues to qualify as a trade secret.

North Dakota:
If North Dakota law is deemed to apply, then the following applies to Participant: (a) the noncompetition restriction in Section 7(b) shall not apply; and (b) Section 7(c) shall be limited to situations where Participant is aided in his or her conduct by the use or disclosure of the Company’s trade secrets (as defined by applicable law).

Oklahoma:
If Oklahoma law is deemed to apply, then the following applies to Participant: (i) Section 7(c) is limited to preclude only the direct solicitation of established customers of the Company for the purpose of doing any business that would compete with the Company’s business; and (ii) the noncompetition restrictions in Section 7(b) shall not apply.

Oregon:
If Oregon law is deemed to apply, then the following applies to Participant: the restrictions in Section 7(b) shall apply only if: (a) Participant is engaged in administrative, executive or professional work and performs predominantly intellectual, managerial, or creative tasks, exercises discretion and independent judgment and earns a salary or is otherwise exempt from Oregon's minimum wage and overtime laws; (b) the Company has a "protectable interest" (meaning, access to trade secrets or competitively sensitive confidential business or professional information); and (c) the total amount of Participant's annual gross salary and commission, calculated on an annual basis, at the time of Participant's Termination, exceeds $100,533 adjusted annually for inflation pursuant to the Consumer Price Index for

All Urban Consumers, West Region (All Items), as published by the Bureau of Labor Statistics of the United States Department of Labor immediately preceding the calendar year of Participant’s Termination. However, if Participant does not meet requirements of either (a) or (c) (or both), the Company may, on a case-by-case basis, decide to make Section 7(b) enforceable as to Participant (as allowed by Oregon law), by agreeing in writing to pay Participant, during the period of time Participant is restrained from competing, the greater of: (i) compensation equal to at least 50 percent of Participant’s annual gross base salary and commissions at the time of Termination; or (ii) fifty percent of $100,533 adjusted annually for inflation pursuant to the Consumer Price Index for All Urban Consumers, West Region (All Items), as published by the Bureau of Labor Statistics of the United States Department of Labor immediately preceding the calendar year of Participant’s Termination. If Participant is an existing Employee, Participant acknowledges that this Agreement was entered into upon a subsequent bona fide advancement of Participant by the Company; namely the Company is conferring upon Participant equity awards that, if accepted by Participant, will supplement Participant’s compensation.

Puerto Rico:
If Puerto Rico law is deemed to apply, then the following applies to Participant: (a) the Restricted Period and the Look Back Period in Section 7 shall be, in each case, only a period of twelve (12) months; (b) the Restricted Territory shall be limited to the territory of Puerto Rico; (c) the customer restriction in Section 7(c) shall be limited to clients, accounts, and medical care providers that were personally serviced by Participant during the Look Back Period and had an active business relationship with the Company within the last thirty (30) days prior to Participant’s Termination; and (d) the tolling provision in Section 10(b) shall not apply.

Rhode Island:
If Rhode Island law is deemed to apply, then Section 7(b) shall not apply to Participant following Termination if Participant is: classified as non-exempt under the FLSA; an undergraduate or graduate student in an internship or short-term employment relationship; 18 years of age or younger; or a low wage Participant (defined as earning less than 250% of the federal poverty level).

Utah:
If Utah law is deemed to apply, then the following applies to Participant: (a) the Restricted Period applicable to Section 7(b) shall be limited to a period of one year following Termination (as well as while Participant is employed by the Company).

Virginia:
If Virginia law is deemed to apply, then the following applies to Participant: (a) Section 7(b)-(d) shall not apply if Participant is a “low wage Participant.” A “low wage Participant” refers to a Participant whose average weekly earnings (calculated by dividing Participant's earnings during the period of 52 weeks immediately preceding Termination by 52, or if Participant worked fewer than 52 weeks, by the number of weeks that Participant was actually paid during the 52-week period) are less than the average weekly wage of the Commonwealth of Virginia as determined pursuant to subsection B of Virginia Code § 65.2-500. "Low-wage Participant" includes interns, students, apprentices, or trainees employed, with or without pay, at a trade or occupation in order to gain work or educational experience. "Low-wage Participant" also includes an individual who has independently contracted with another person to perform services independent of an employment relationship and who is compensated for such services by such person at an hourly rate that is less than the median hourly wage for the Commonwealth of Virginia for all occupations as reported, for the preceding year, by the Bureau of Labor Statistics of the U.S. Department of Labor. However, "low-wage Participant" does not include any Participant whose earnings are derived, in whole or in predominant part, from sales commissions, incentives, or bonuses paid to Participant by the Company; (b) Section 7 does not preclude Participant from providing services to any client or customer of the Company if Participant did not initiate contact with or solicit the former customer or client; and (c) Participant’s nondisclosure obligation in Section 7(a) shall extend for a period of three (3) years after Participant’s Termination as to Confidential Information that does not qualify for protection as a trade secret. Trade secret information shall be protected from disclosure as long as the information at issue continues to qualify as a trade secret.

Washington (state):
If Participant resides in Washington at the time this Agreement is entered, Participant acknowledges that Participant was given at least ten (10) business days to consider this Agreement before accepting it.

In addition, if Washington law controls, then for so long as Washington law controls, the Agreement will be modified and applied as follows:

(a)    Section 7(b) shall apply following Termination only if Participant’s annualized earnings from the Company exceed
$100,000.00 per year (adjusted annually in accordance with Section 5 of Washington HP 1450), and Section 7(b) shall apply during employment only if Participant earns at least twice the Washington minimum hourly wage (subject to the common law duty of loyalty and the Company’s Code of Conduct);

(b)    for purposes of the application of the non-competition provision in Section 7(b), Participant understands that the non-competition provision will not be enforced against Participant if Participant is terminated from employment without “cause” or if Participant is laid off, unless the Company pays Participant during the Restricted Period an amount equal to Participant’s base salary at Termination less any compensation earned by Participant during the Restricted Period. Participant further understands that for the limited purpose of the application of the non-competition clause in Section 7(b) of the Agreement, “cause” to terminate Participant’s employment exists if Participant has (i) committed, admitted committing, or plead guilty to a felony or crime involving moral turpitude, fraud, theft, misappropriation, or dishonesty, (ii) violated a material term of this Agreement or Company policy, (iii) engaged in insubordination, or failed or refused to perform assigned duties of my position despite reasonable opportunity to perform, (iv) failed to exercise reasonable care and diligence in the exercise of Participant’s duties for the Company, or (iv) engaged in conduct or omissions that Participant knew, or should have known (with the exercise of reasonable care), would cause, or be likely to cause, harm to the Company or its reputation in the business community; and

(c)    Participant further acknowledges that if Participant is a new Employee, Participant has had advance notice of the terms of this Agreement prior to accepting the Company’s offer of employment.

Washington, D.C.:
Participant acknowledges that Participant was given a copy of Washington, D.C., Council Bill 24-256 (“Bill 24-256”) prior to or contemporaneously with accepting this Agreement.

If Participant is a “Covered Employee” as defined by Bill 24-256 and Participant is not a “Highly Compensated Employee,” as defined by Bill 24-256, the following applies to Participant: (1) Section 7(b) shall not apply; (2) “Confidential Information” shall, in all instances, be limited to information owned or possessed by the Company which is not available to the general public and which the Company has taken reasonable steps to ensure is protected from improper disclosure; (3) Participant is precluded, during Participant’s employment with the Company, from accepting money or a thing of value for performing work for a person other than the Company, where doing so can reasonably be concluded to result in (a) Participant’s disclosure or use of Confidential Information or “Proprietary employer information,” as defined by Bill 24-256; (b) a conflict with the Company’s established rules regarding conflicts of interest, or (c) impairment of the Company’s ability to comply with federal law, the law of the District of Columbia, or a contract or grant agreement.

If Participant is a “Covered Participant” as defined by Bill 24-256 and Participant is a “Highly Compensated Participant,” as defined by Bill 24-256, the following applies to Participant: (1) Participant acknowledges that Participant was given a copy of this Agreement at least 14 days before Participant commenced employment with the Company (if Participant is a new hire) or Participant was given a copy of this Agreement at least 14 days before Participant was required to accept this Agreement (if Participant is an existing Employee); (2) “Confidential Information” shall, in all instances, be limited to information owned or possessed by the Company which is not available to the general public and which the Company has taken reasonable steps to ensure is protected from improper disclosure; (3) the Restricted Period for purposes of the non-competition provision in Section 7(b) shall be limited to a period of twelve (12) months following Termination (and while Participant is employed by the Company); and (4) Participant is notified that The District of Columbia Ban on Non-Compete Agreements Amendment Act of 2020 limits the use of non-compete agreements. It allows employers to request non-compete agreements from “highly compensated employees” under certain conditions. The Company has determined that you are a highly compensated employee. For more information about the Ban on Non-Compete Agreements Amendment Act of 2020, contact the District of Columbia Department of Employment Services (DOES).

Wisconsin:
If Wisconsin law is deemed to apply, then the following applies to Participant: (a) Participant’s nondisclosure obligation in Section 7 shall extend for a period of three (3) years after Participant’s Termination as to Confidential Information that does not qualify for protection as a trade secret. Trade secret information shall be protected from disclosure as long as the information at issue continues to qualify as a trade secret; (b) the tolling provision in Section 10(b) shall not apply; and (c) Section 7(d) is rewritten as follows: “While employed and for a period of twelve (12) months following Termination, Participant will not participate in soliciting any “Covered Employee” of the Company that is in a “Sensitive Position” to leave the employment of the Company on behalf of (or for the benefit of) a Competitor; nor will Participant knowingly assist a Competitor in efforts to hire a Covered Employee away from the Company. As used in this Section 7(d), a “Covered Employee” is an Employee with whom Participant worked, as to whom Participant had supervisory responsibilities, or regarding whom Participant received Confidential Information during the Look Back Period. A Participant in a “Sensitive Position” refers to an Employee who is in a management, supervisory, sales, research and development, or similar role where the Employee is provided Confidential Information or is involved in business dealings with the Company’s clients.”